STOCK PURCHASE AGREEMENT

by and among

EDN SOVINTEL LLC

GOLDEN TELECOM, INC.,

INURE ENTERPRISES LTD.,

and

RAMBERT MANAGEMENT LIMITED

Dated as of February 22, 2007

Table of Contents

Page

ARTICLE I DEFINITIONS Section 1.1	Interpretation.

ARTICLE II ACQUISITION; CLOSING

Section 2.1 Section 2.2 Section 2.3 Section 2.4 Section 2.5 Section 2.6 Section 2.7	Purchase and Sale of the Transferred Shares.
Consideration.
Value of the Parent Shares.
Closing
Amended and Restated Constitutional Documents.
Purchase Price Adjustment; Payment of the Purchase Price.
Bridge Financing.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS

Section 3.1 Section 3.2 Section 3.3 Section 3.4 Section 3.5 Section 3.6 Section 3.7 Section 3.8 Section 3.9	Organization and Authority.
Due Authorization; Binding Obligation.
Non-Contravention.
Regulatory Approvals.
Ownership of the Shares.
Capitalization of the Company.
Company Subsidiaries.
Organization of the Company and the Company Subsidiaries.
Qualifications.

No Group Company operates in any country other than the Russian Federation.

Section 3.10
Section 3.11
Section 3.12
Section 3.13
Section 3.14
Section 3.15
Section 3.16
Section 3.17
Section 3.18
Section 3.19
Section 3.20
Section 3.21
Section 3.22
Section 3.23
Section 3.24
Section 3.25
Section 3.26
Section 3.27
Section 3.28
Section 3.29
Section 3.30
Section 3.31
Section 3.32
Financial Statements.
Absence of Certain Changes or Events.
Network Description and Related Matters.
Assets Other than Real Property.
Real Property Leased or Owned.
Intellectual Property.
Insurance.
Commitments.
Legal Proceedings.
Taxes.
Compliance with Laws; Permits and Licenses.
Environmental Matters.
Benefit Plans; Termination and Severance Agreements.
Employee and Labor Matters.
Powers of Attorney; Bank Accounts.
Customer Accounts Receivable; Inventories.
Customers and Suppliers.
Investment Representations.
No Unlawful Payments.
Interconnect Providers.
Intercompany Liabilities or Arrangements.
No Liens.
No Third Party Authorizations.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT

Section 4.1 Section 4.2 Section 4.3 Section 4.4 Section 4.5 Section 4.6	Organization and Authority. Due Authorization; Binding Obligation. Regulatory Approvals. Capitalization of Parent. Parent Shares. Good Standing

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER

Section 5.1 Section 5.2 Section 5.3 Section 5.4	Organization and Authority. Due Authorization; Binding Obligation. Regulatory Approvals. Legal Proceedings.

ARTICLE VI CONDITIONS PRECEDENT

Section 6.1 Section 6.2 Section 6.3	General Conditions Precedent to Obligations of Buyer and Parent. General Conditions Precedent to Sellers’ Obligations. FAS.

ARTICLE VII CONDUCT OF BUSINESS

Section 7.1	General.

ARTICLE VIII FURTHER AGREEMENTS AND ASSURANCES

Section 8.1 Section 8.2 Section 8.3 Section 8.4	Government Filings and Approvals. Corporate Investigation by Buyer and Parent. Memorandum of Understanding. Confidentiality.

Section 8.5 Preparation and Delivery of 2006 Audited Financial Statements and 2007 Interim Financial Statements.

Section 8.6 Section 8.7 Section 8.8 Section 8.9 Section 8.10 Section 8.11 Section 8.12 Section 8.13 Section 8.14 Section 8.15	Cooperation in Defense of Action.
Best Efforts; Execution of Additional Documents.
Insurance.
Investment Covenants.
Non-Interference.
Additional Disclosure.
Conduct of Business by Parent.
Execution of Related Agreements.
Cooperation on Tax Matters.
Foreign Corrupt Practices Act.

ARTICLE IX INDEMNIFICATION Section 9.1 Section 9.2 Section 9.3 Section 9.4 Section 9.5	Indemnification by Sellers. Sellers Protections. Indemnification by Parent and Buyer. Buyer and Parent Protections. Third-Party Claims.

ARTICLE X TERMINATION Section 10.1 Section 10.2	Mutual Agreement; Noncompliance or Nonperformance. Effect of Termination.

ARTICLE XI MISCELLANEOUS
Section 11.1
Section 11.2
Section 11.3
Section 11.4
Section 11.5
Section 11.6
Section 11.7
Section 11.8
Section 11.9
Section 11.10
Section 11.11
Section 11.12
Section 11.13
Section 11.14
Section 11.15
Section 11.16

Severability.
Integration.
Assignment.
Survival.
Counterparts.
Headings; Construction Rules.
Waiver; Requirement of Writing.
Finder’s Fees; Brokers.
Expenses.
Notices.
Applicable Law.
Dispute Resolution.
No Insider Trading.
Liability Joint and Several.
Public Announcements.
No Third-Party Beneficiaries.

Annexes
Annex A - Calculation of Closing Statement

Schedules

Schedule 3.5 -	Liens

Schedule 3.7 — Company Subsidiaries

Schedule 3.8(d) — List of Minutes of Meetings

Schedule 3.13(a) — Permitted Liens

Schedule 3.14 — Real Property

Schedule 3.15 — Intellectual Property

Schedule 3.16 — Insurance

Schedule 3.17 — Commitments

Schedule 3.18 — Legal Proceedings

Schedule 3.19(b) — Taxes

Schedule 3.20 — Authorizations

Schedule 3.24 — Powers of Attorney: Bank Accounts

Schedule 3.26 — Customers and Suppliers

Schedule 3.30 — Intercompany Liabilities or Arrangements

Schedule 4.4 — Rights to Acquire Capital Stock

Exhibits

Exhibit A — Guarantee

Exhibit B — Registration Rights Agreement

Exhibit C — Shareholders’ Agreement

Exhibit D – Networks

Exhibit E – Roll-out/DEZ Agreements and Permits Plan

Exhibit F – Terms of the Loans: (A) Principal Terms of Bridge Financing; and (B) Principal Terms of the Buyer Loan

Stock Purchase Agreement

THIS STOCK PURCHASE AGREEMENT, dated as of February 22, 2007 (the “Execution Date”), is made by and among EDN Sovintel LLC, a limited liability company duly organized and validly existing under the laws of the Russian Federation (“Buyer”), Golden Telecom, Inc., a corporation duly registered and validly existing under the laws of the State of Delaware (“Parent”), Inure Enterprises Ltd., a corporation duly organized and validly existing under the laws of the Republic of Cyprus (“Seller 1”), and Rambert Management Limited, a company duly organized and validly existing under the laws of the British Virgin Islands (“Seller 2” and collectively with Seller 1, “Sellers”) (Buyer, Parent, and Sellers are referred to collectively as the “Parties” and each individually as a “Party”).

W I T N E S
S E T H :

WHEREAS:

(A) Seller 1 is the legal, record and beneficial owner of 99 (ninety nine) ordinary registered shares, with a nominal value of 75.9 (seventy five decimal nine) Ruble per share, representing 99.00% (ninety-nine percent) of all issued and outstanding shares of capital stock of ZAO Cortec (ÇÀÎ «Êîðòåê»), a closed joint stock company, duly registered and validly existing under the laws of the Russian Federation with main state registration number 1027739922430, whose registered office is at: 30/15 Ryazansky Prospect, Moscow, 109428, Russian Federation (the "Company”);

(B) As of the Closing Date (immediately prior to Closing) Seller 2 shall be the legal, record and beneficial owner of 1 (one) ordinary registered share, with a nominal value of 75.9 (seventy five decimal nine) Ruble per share, representing 1.00% (one percent) of all issued and outstanding shares of capital stock of the Company;

(C) Dawn Key Limited, a company organized and existing under the laws of the British Virgin Islands (the “Controlling Shareholder”), is the legal, record and beneficial owner of 21,682,830 (twenty one million six hundred eighty two thousand eight hundred thirty) shares, representing on the Closing Date 71.11% (seventy one decimal eleven percent) of all issued and outstanding shares of capital stock of Seller 1;

(D) Seller 1 is the legal, record and beneficial owner of 10,000 (ten thousand) shares, representing on the Closing Date 100% (one hundred percent) of all issued and outstanding shares of capital stock of Seller 2;

(E) Ansley Financial Holdings Ltd., a company organized and validly existing under the laws of the British Virgin Islands (“Ansley”) is the legal, record and beneficial owner of 8,808,621 (eight million eight hundred eight thousand six hundred twenty one) shares, representing on the Closing Date 28.89% (twenty eight decimal eight nine percent) of all of the issued and outstanding shares of capital stock of Seller 1;

(F) Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, the Transferred Shares (as defined below), all upon the terms and subject to the conditions set forth herein (the “Acquisition”);

(G) Upon consummation of the Acquisition, Seller 1 shall own 49% (forty nine percent) of the issued and outstanding shares of capital stock of the Company and Buyer shall own 51% (fifty-one percent) of the issued and outstanding shares of capital stock of the Company;

(H) Parent owns, directly or indirectly, all of the outstanding shares of capital stock of Buyer; and

(I) Parent deems it in the best interests of Parent to issue the Parent Shares (as defined below) to Sellers as part of the consideration for the Acquisition;

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements hereinafter contained, the Parties agree as follows:

ARTICLE I

DEFINITIONS

For the purposes of this Agreement and in addition to the terms defined in the Recitals and Preamble hereof, the following terms shall have the following meanings:

"2006 Audited Financial Statements” means audited unqualified in accordance with the standards of PCOAB financial statements of the Company and the Company Subsidiaries and the notes thereto prepared in accordance with US GAAP and SEC Regulation S-X on a consolidated basis, consisting of (i) consolidated balance sheets at December 31, 2006, (ii) consolidated profit and loss statements for the year ended December 31, 2006, and (iii) consolidated statements of cash flows for the year ended December 31, 2006, together with the report of the Company’s auditors thereon and the notes thereto, all prepared in accordance with US GAAP and such report confirming that the consolidated financial statements are prepared in accordance with US GAAP and SEC Regulation S-X.

"2007 Interim Financial Statements” means unaudited consolidated financial statements of the Company and the Company Subsidiaries and the notes thereto on a consolidated basis reviewed by the Company’s auditor as of the end of each calendar quarter of 2007 (ending prior to the Closing Date), consisting of (i) consolidated balance sheets, (ii) consolidated profit and loss statements, and (iii) consolidated statements of cash flows for the relevant calendar quarter ended, all prepared in accordance with US GAAP and SEC Regulation S-X.

"Acquisition” has the meaning set forth in Recital F.

"Act” has the meaning set forth in Section 3.28(a).

"Action” means any legal, administrative, governmental or regulatory proceeding or other action, suit, proceeding, claim, arbitration, mediation, alternative dispute resolution procedure, inquiry or investigation by or before any arbitrator, mediator, court or other Governmental Entity.

"Adjustment Amount” means the amount, if any, by which the Closing Date Debt less Cash exceeds US$54,000,000 (Fifty-Four Million US Dollars) (consisting of Indebtedness of US$45,000,000 (Forty-Five Million US Dollars) under the Buyer Loan Agreement and up to US$9,000,000 (Nine Million US Dollars) of other Indebtedness (but excluding the amounts outstanding under the Bridge Financing)). Notwithstanding the foregoing, in no event shall the Adjustment Amount be a negative amount.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

"Annual Reports” has the meaning set forth in Section 3.27(d).

"Ansley” has the meaning set forth in Recital E.

"Agreement” means this Stock Purchase Agreement, as the same may be duly amended, modified or supplemented from time to time.

"Amendment to VTB Loan Agreement” means the amendment to VTB Loan Agreement in accordance with which the amount of VTB Outstandings shall be reduced by no less than US$45,000,000 (Forty-Five Million US Dollars) to be executed prior to Closing.

"Amendment to VTB Security Documents” means agreements relating to termination of pledges with respect to 51% (fifty-one percent) of all issued and outstanding shares of the Company and termination of all other VTB Security Documents to be executed prior to Closing.

"Annual Report” has the meaning set forth in Section 3.27(d).

"Authorization” means any consent, permission, waiver, novation, authorization, declaration, filing, registration, notification, application, license, permit, certificate, exemption or other approval issued, granted, given or otherwise made available by, or required to be filed with, any Governmental Entity or pursuant to any Law.

"Bridge Financing” means a debt financing to be extended by Buyer to the Company if the Closing does not occur on or prior to May 1, 2007, on immediately following Business Day, which shall be (1) guaranteed by Seller 1 (but for the avoidance of doubt, not secured by the assets of the Company), (2) on the principal terms set forth in Exhibit F, and (2) entered into by the parties thereto on the agreed terms prior to Closing, provided that such debt financing and guarantee thereunder is permitted by the terms of the VTB Loan Agreement and will not result in any event of default thereunder, and the proceeds of such financing shall only be applied to the Capital Expenditure for Homenet in May and June of 2007.

"Business Day” means a day upon which banks are generally open for business in each the Russian Federation, the United States of America, Switzerland, and the British Virgin Islands.

"Business Plan” means the indicative annual business plans for the years 2007 and 2008 attached as Exhibit B to the Shareholders Agreement.

"Buyer Loan” means a loan made by Buyer to the Company in the amount of US$45,000,000 (forty five million US Dollars) under the Buyer Loan Agreement, the proceeds of which are to be applied by the Company at the Closing towards the partial indirect repayment of the VTB Outstandings on the principal terms set forth in Exhibit F to be entered into by the parties thereto on the agreed terms prior to Closing.

"Buyer Loan Agreement” means a loan agreement between the Company, as borrower, and Buyer, as lender, pursuant to which Buyer will extend the Buyer Loan to the Company on the Closing Date.

"Buyer/Parent Closing Resolutions” means the authorizing resolutions of the appropriate governing bodies of each of Buyer and Parent to give effect to Closing, in a form satisfactory to the Sellers.

“Buyer/Parent Completion Notice" means a notice issued by the Buyer and Parent on satisfaction or waiver of conditions set forth in Section 6.1.

"Capital Expenditures” means payments made for long-term assets, including property, plant and equipment and intangible assets delivered to a Group Company, or pre-payments for such long-term assets less internal labor and material costs associated with developing plant and equipment.

"Cash” means unrestricted cash (being cash in hand and deposits payable from banks and other financial institutions comprising capital and related interest accrued (but not received) at the Closing Date).

"Charter” means the charter of the Company registered with the Russian tax authorities as may be amended from time to time.

"Claim” means any claim made by a Party against the other Party, its Affiliates or representatives arising out of or in connection with this Agreement or the transactions contemplated hereby, or referred to herein, howsoever arising, including Claims (as so defined) arising from a breach by the relevant Party of its obligations under this Agreement.

"Closing” has the meaning set forth in Section 2.4(a).

"Closing Date” has the meaning set forth in Section 2.4(a).

"Closing Date Debt” has the meaning set forth in Section 2.6(a).

"Closing Statement” has the meaning set forth in Section 2.6(a).

"Company” has the meaning set forth in Recital A.

"Company Shares” has the meaning set forth in Section 3.6.

"Company Subsidiaries” has the meaning set forth in Section 3.7(a).

"Conditions Precedent” means the conditions precedent set forth in Article VI.

"Confidential Information” means all information possessed by Sellers, any of their respective Affiliates or any of their Representatives concerning the Company or any of the Company Subsidiaries, including without limitation, notes, analyses, compilations, studies, interpretations, documents or records containing, referring, relating to, based upon or derived from, such information, in whole or in part, other than information that is or becomes generally available to the public (other than as a result of a disclosure by any of Sellers, an Affiliate of any of Sellers or any Representative of any of Sellers or any of their respective Affiliates).

"Contracts” has the meaning set forth in Section 3.17(b).

"Controlling Shareholder” has the meaning set forth in Recital C.

"Cut Off Date” means July 1, 2007.

"DEZ Agreement” means an agreement entered into by a Group Company with either an authorized local municipality or authorized housing service agency permitting installation and operation of the telecommunication equipment in or on the apartment buildings used by any Group Company for the construction and operation of Homenet and otherwise in its business;

"Disclosed” means disclosed, referred to or set out in this Agreement (including Schedules and Exhibits hereto), in the Disclosure Letter (but only to the extent and in a manner set forth therein), in any Related Agreements signed concurrently with this Agreement, in the Financial Statements which have been delivered prior to the Execution Date and in the SEC Reports.

"Disclosure Letter” means a disclosure letter executed by Sellers and acknowledged by Buyer and Parent as of the Execution Date;

"Escrow Account” means the bank account to be opened by the Parties for the purposes of the Escrow Agreement.

"Escrow Agent” means VTB.

"Escrow Agreement” means the agreement among Parent, Buyer, Sellers and the Escrow Agent for the purpose, among other matters, of holding the Purchase Price and giving effect to the Closing settlement procedures in the form to be agreed by the Parties and entered into by all parties thereto prior to the Closing.

"Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder as in effect from time to time.

"Execution Date” has the meaning set forth in the Preamble.

"Existing Permits” has the meaning set forth in Section 3.20(b).

"FAS” means the Federal Antimonopoly Service of the Russian Federation, or any successor entity thereto.

"Financial Statements” has the meaning set forth in Section 3.10(a).

"Governmental Entity” means, in any applicable jurisdiction or international forum, any (a) federal, state, territorial, oblast, okrug, regional, municipal, local or foreign government, (b) court, arbitral or other tribunal, (c) governmental or quasi-governmental authority of any nature (including any political subdivision, instrumentality, branch, department, official or entity), and including but not limited to international organizations having jurisdiction over matters concerning intellectual property or (d) agency, commission, authority or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

"Group Company” means any of the Company or a Company Subsidiary.

"Guaranty” means the guarantee issued by ultimate beneficial owner of Seller 1 and the Controlling Shareholder in favor of Parent and Buyer which shall be substantially in the form of Exhibit A.

"Homenet” means a metropolitan residential broadband network based on fiber-to-the-home Ethernet technology owned and operated by a Group Company initially in Moscow, St. Petersburg and other cities in Russia.

"Indebtedness” means (without duplication):

(a) all indebtedness for money borrowed from third parties;

(b) any amounts payable by a Person under capital leases over their respective periods;

(c) receivables sold or discounted (other than on a non-recourse basis);

(d) any credit to a Person from a supplier of goods under any installment purchase or other similar arrangement exceeding a term of 1 (one) year pursuant to its original terms prior to waiver, extension or amendment;

(e) any Liabilities of third parties to the extent that they are guaranteed by a Person or such Person has otherwise assumed or become liable for the payment of such Liabilities or to the extent that they are secured by any Lien upon property owned by such Person whether or not such Person has assumed or become liable for the payment of such Liabilities;

(f) to the extent not irrevocably extinguished by the Company, Sellers and the other holders of shares of capital stock or other ownership, membership or equity interests in the Company or any Company Subsidiary to the satisfaction of Parent, any accrued dividends in respect of any such capital stock or other ownership, membership or equity interests (unless the rights thereto are in favor of any Group Company), whether declared or not;

(g) SupD = SupD1 — X multiplied by Y/Z

(i) SupD is amount of Indebtedness under this paragraph (g);

(ii) SupD1 is all amounts payable to the suppliers of goods which are due but remain unpaid;

(iii) X is the average overdue payment amount for goods in 2006;

(iv) Y is the Capital Expenditures of the Company and its Subsidiaries for the month preceding the Closing; and

(v) Z is average monthly Capital Expenditures during 2006;

(h) ServD = ServD1 — A multiplied by B/C

(i) ServD is amount of Indebtedness under this paragraph (h);

(ii) ServD1 is all amounts payable to the suppliers of services which are due but remain unpaid;

(iii) A is the average overdue payment amount for services in 2006;

(iv) B is the net revenue of the Company for the month preceding the Closing; and

(v) C is the average monthly net revenue of the Company during 2006,

(where net revenue being determined in accordance with US GAAP);

(i) all accrued and unpaid obligations in respect of employee salaries and benefits (excluding the amounts occurred in respect of the unused vacations not in excess of 28 days); and

(j) any amounts payable to the suppliers of goods or services under factoring, insurance and similar arrangements.

"Indemnified Party” has the meaning set forth in Section 9.5(a).

"Indemnifying Party” has the meaning set forth in Section 9.5(a).

"Intellectual Property” means any patent, trademark, trade name, service mark, copyright, franchise, license, database, “URL” and Internet domain name, computer program and other computer software or any related item, user interface, know-how, trade secret, customer list, marketing material, trade dress, logo or design, skill, experience, expertise and all documentation and media constituting, describing or relating to the foregoing, and including any application or registration filed or made in connection with any of the foregoing.

"Law” means any law, statute, constitution, treaty, rule, regulation, policy, guideline, standard, directive, ordinance, code, judgment, ruling, order, writ, decree, stipulation, normative act, instruction, information letter, injunction or determination of any Governmental Entity.

"Liability” shall mean all debts, liabilities, obligations and commitments whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, due or to become due, whenever or however arising (including, whether arising out of any contract or tort based on negligence, strict liability or otherwise) and whether or not the same would be required by US GAAP to be reflected as a liability in financial statements or disclosed in the notes thereto.

"Lien” means any charge or claim, community property interest, condition, equitable interest, lien (statutory or otherwise), encumbrance, option, proxy, pledge, security interest, mortgage, right of first refusal, right of first offer, retention of title agreement, defect of title or restriction of any kind or nature, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"Material Adverse Event” means any material adverse change to, effect on or, event in respect of the business, operations, financial condition, assets, or properties of the Group Companies, taken as a whole, provided, however, that any such Material Adverse Event resulting from (i) changes in stock markets, interest rates or exchange rates; (ii) a change in Law applicable to the Group Company; (iii) regulatory developments in the Russian communications and/or media sector; or (vi) any act, direct or indirect, by any Affiliate of Buyer (excluding any Group Company), shall in each case be excluded from this definition of Material Adverse Event, provided that for the purpose of Sections 6.1(a) and 6.1(b), any of the following events or circumstances would constitute a Material Adverse Effect:

(1) a breach of any representation, warranty or covenant by the Sellers as a result of which, in each case the Company and/or a Company Subsidiary or Buyer suffers or incurs (or will suffer or incur as a result thereof) losses, liabilities, penalties, fines or damages in excess of US$5,000,000 (Five Million US Dollars), and in respect of the Tax Warranties in excess of US$10,000,000 (Ten Million US Dollars);

(2) any Permit held by any Group Company is revoked, suspended cancelled, terminated, modified or not renewed or any Action has commenced to revoke, suspend, cancel modify of any Permit which (individually or in the aggregate) will result or can reasonably be expected to result: (i) in complete termination of the services by all or any Group Company to more than 10% (ten percent) of the buildings (that are listed in the description of Network on Exhibit D); or (ii) in the termination or cancellation of the services to 10% (ten percent) of the corporate customers; or

(3) any of the following shall have occurred in respect of any Group Company:

(a) any Group Company seeks, consents or acquiesces to the introduction of proceedings for its liquidation or bankruptcy or the appointment of a liquidation commission (ëèêâèäàöèîííàÿ êîììèññèÿ) or a similar officer of a Group Company;

(b) a creditor’s petition alleging, or seeking for, the bankruptcy, insolvency, dissolution, liquidation (or any analogous proceeding) of a Group Company is accepted on its merits (ïðèíÿòèå çàÿâëåíèÿ ñóäîì ïî ñóùåñòâó) by any court, arbitrazh court or any other applicable agency;

(c) the institution of pre-judicial adjustment (äîñóäåáíàÿ ñàíàöèÿ), supervision (íàáþäåíèå), financial rehabilitation (ôèíàíñîâîå îçäîðîâëåíèå), external management (âíåøíåå óïðàâëåíèå), bankruptcy management (êîíêóðñíîå ïðîèçâîäñòâî) of any Group Company and/or the appointment of a temporary manager (âðåìåííûé óïðàâëÿþùèé), administration manager (àäìèíèñòðàòèâíûé óïðàâëÿþùèé), external manager (âíåøíèé óïðàâëÿþùèé), bankruptcy manager (êîíêóðñíûé óïðàâëÿþùèé) or similar officer of the Group Company is appointed;

(d) a meeting of creditors of any Group Company is convened or there is an announcement of an intention to convene such a meeting for the purposes of considering an amicable settlement, as the above terms are defined in Law of the Russian Federation No. 127-FZ “On Insolvency (Bankruptcy)”, dated October 26, 2002 (as amended or replaced from time to time); or

(e) any Group Company is obligated to file for commencement of insolvency proceedings under Article 9 of Law of the Russian Federation No. 127-FZ “On Insolvency (Bankruptcy)”, dated October 26, 2002 (as amended or replaced from time to time).

"Memorandum of Understanding” has the meaning set forth in Section 8.3.

"Network” has the meaning set forth in Section 3.12(a).

"Notice Delivery Date” means the date when the last of the Sellers’ Completion Notice or the Buyer/Parent Completion Notice is delivered.

"Option Shares to be Issued” means shares of common stock of Parent to be issued by Parent upon exercise of options granted by Parent, if notification of the intention to exercise such options has been received by Parent between the Execution Date through and including the third day immediately preceding the Closing Date.

"Parent” has the meaning set forth in the Preamble.

"Parent Adverse Event” means any material adverse change to, effect on or, event in respect of the business, operations, financial condition, assets, or properties of Parent; provided, however, that any such Parent Adverse Event resulting from (i) changes in stock markets, interest rates or exchange rates; (ii) a change in any statute, rule, regulation or policy whether national or supranational, applicable to Parent; and (iii) regulatory developments in the Russian Federation, Ukraine or USA, shall in each case be excluded from this definition of Parent Adverse Event.

"Parent Affiliates” has the meaning set forth in Section 9.1(a).

"Parent’s Transfer Documentation” means the documents to be delivered by Parent and/or its Affiliates at Closing to the Escrow Agent in respect of the transfer of title to the Parent Shares to Sellers (as specified in the Escrow Agreement.)

"Parent SEC Documents” has the meaning set forth in Section 4.6(a).

"Parent Shares” has the meaning set forth in Section 2.2(a)(iii).

"Party” has the meaning set forth in the Preamble.

"PCAOB” means the Public Company Accounting Oversight Board.

"Permitted Liens” has the meaning set forth in Section 3.13(a).

"Person” means any individual, firm, partnership, joint venture, trust, corporation, limited liability entity, unincorporated organization, estate or other entity (including a Governmental Entity).

"Purchase Price” has the meaning set forth in Section 2.2(a)(i).

"Real Property” has the meaning set forth in Section 3.14.

"Recipient” has the meaning set forth in Section 11.13.

"Refinancing Agreements” mean, collectively, the Buyer Loan Agreement, the Amendment to VTB Security Documents, the Amendment to VTB Loan Agreement and the VTB Pledge over Parent Shares and such other documents or agreements as may be agreed to by the parties and designated as Refinancing Agreements.

"Registration Rights Agreement” means the registration rights agreement among Parent and Seller 1 and dated as of even date herewith substantially in the form of Exhibit B.

"Related Agreements” means, collectively, the Guaranty, the Shareholders Agreement, the Registration Rights Agreement, the Escrow Agreement and the Refinancing Agreements.

"Representatives” has the meaning set forth in Section 8.4(b).

"Required Authorization” has the meaning set forth in Section 3.20(b).

"Returns” means any return, declaration, report, estimate, information return and statement relating to the determination, assessment, collection or administration of any Taxes, including any supporting information or documentation with respect to any of the foregoing.

"RosSvyazNadzor” means the Federal Service for the Supervision in the Communications Area (or any predecessor or successor thereof) established by the Government of the Russian Federation.

"Rules” has the meaning set forth in Section 11.12.

"Russian Company Balance Sheet" means each Group Company balance sheet prepared in accordance with the Russian Accounting Standards, consistently applied for the period ending on December 31, 2006;

"SEC” means the United States Securities and Exchange Commission, or any successor thereto.

"SEC Regulation S-X” means Regulation S-X (accounting rules) (17 CFR Part 210) issued by the SEC.

"SEC Reports” has the meaning set forth in Section 3.27(d).

"Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations thereunder as in effect from time to time

"Seller 1” has the meaning set forth in the Preamble.

"Seller 2” has the meaning set forth in the Preamble.

"Sellers” has the meaning set forth in the Preamble.

"Sellers’ Affiliates” has the meaning set forth in Section 9.3.

"Sellers’ Closing Resolutions” means the authorizing resolutions of the appropriate governing bodies of Sellers to give effect to Closing, in a form reasonably acceptable to Buyer.

"Sellers’ Completion Notice” means a notice issued by Sellers on satisfaction or waiver of conditions set forth in Section 6.2.

"Sellers’ Transfer Documentation” means the documents to be delivered by Sellers at Closing to the Escrow Agent in respect of the transfer of title to the Transferred Shares to Buyer (as specified in the Escrow Agreement).

"Shareholders’ Agreement” means the shareholders’ agreement among Seller 1, Buyer and Parent to be entered into on the Closing Date, which shall be substantially in the form of Exhibit C and shall become effective as of the Closing Date.

"Shareholders’ Register” means the register of the shareholders of the Company maintained by the Shareholders’ Registrar.

"Shareholders’ Registrar” means the Person duly appointed to maintain the Shareholders’ Register, which as of the Execution Date is ZAO “Status” (holding license No. 10-000-1-00304, issued by the Federal Service for the Financial Markets (or its predecessor)).

"Stock Certificates” means a stock certificate issued by Parent at Closing in respect of the Parent Shares.

"Subsidiary” means, with respect to any Person, any other Person in which such Person owns or controls, directly or indirectly, more than 50% (fifty percent) of the securities having ordinary voting power for the election of directors or other governing body thereof or more than 50% (fifty percent) of the partnership or other ownership interests therein (other than as a limited partner).

"Taxes” means any federal, regional, local, municipal and other tax, assessment, duty or similar charge of any kind whatsoever, including any corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, property, customs, customs taxes, customs duties, customs fees, net worth, capital gains, transfer, stamp, documentary, social security, social fund, payroll, environmental and any other tax or mandatory payment, and including any interest, penalties and additions imposed with respect to such amounts.

"Tax Representations and Warranties” means those warranties of Sellers set forth in Section 3.19.

"Termination Notice” means a notice from a Party to the other Parties of termination in accordance with Section 2.4 (c) or Article 10.

"Title Representations and Warranties” means those warranties of Sellers set forth in Sections 3.1, 3.2, 3.3, 3.5 and 3.7.

"Transferred Shares” means the following shares of the issued and outstanding capital stock of the Company (i)  50 (fifty) ordinary registered shares with a nominal value of 75.9 (seventy five decimal nine) Ruble per share, representing 50% (fifty percent) of all issued and outstanding shares of capital stock of the Company owned by Seller 1; and (ii) 1 (one) ordinary registered share with a nominal value of 75.9 (seventy five decimal nine) Ruble per share, representing 1% (one percent) of all issued and outstanding shares of capital stock of the Company owned by Seller 2.

"US Dollars” or “Dollars” or “US$” means the lawful currency of the United States of America.

"US GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time and consistently applied.

"VTB” means JSC Vneshtorgbank, a bank for foreign trade (an open joint stock company) organized and existing under the laws of the Russian Federation under main state registration number 1027739609391, with its registered address at 29 Bolshaya Morskaya, St. Petersburg, Russian Federation.

"VTB Loan Agreement” means the loan agreement, dated February 14, 2006, by and between Seller 1, as borrower, and VTB, as lender, pursuant to which VTB has agreed to extend a loan to Seller 1 in the amount not to exceed US$90,000,000 (Ninety Million US Dollars).

"VTB Outstandings” means the aggregate amount outstanding under the VTB Loan Agreement (whether principal, interest or otherwise) as of a specified date.

"VTB Pledge over Parent Shares” means agreement by and between VTB and Seller 1 to be entered into prior to Closing providing for the pledge of all or any part of the Parent Shares in favor of VTB pursuant to the Amendment to VTB Loan Agreement.

"VTB Security Documents” means (i) the share pledge granted by Ansley and the Controlling Shareholder in respect of the entire share capital of Seller 1; (ii) the share pledge granted by Seller 1 in respect of the entire share capital of the Company; (iii) the share pledge granted by the Company in respect of the entire issued share capital of Closed Joint Stock Company “KabelStroy” and Closed Joint Stock Company “Investelectrosvyaz”; and (iv) any additional security established pursuant to, or in connection with, the VTB Loan Agreement.

Section 1.1 Interpretation.

(a) Where it is necessary to determine whether a monetary limit or threshold referred to in this Agreement has been reached or exceeded and the value of the Indebtedness or a Claim is expressed in a currency other than US Dollars, such value shall be translated into US Dollars at the closing mid-point US Dollar spot rate applicable to that amount of that non-US Dollar currency as quoted by either the Central Bank of Russia (if the non-US Dollar currency is Rubles) at close of business in Moscow, or any of the three major international banks active in the interbank currency market of that currency in New York selected by Buyer (if the non-US Dollar currency is not Rubles) at close of business in Moscow, in each case on the date of determination.

(b) In this Agreement, unless specified to the contrary, use of the singular is deemed to include the plural, use of any gender is deemed to include every gender.

(c) In this Agreement, any reference to an ‘agreement’ or ‘contract’ includes an agreement, contract, deed, franchise, concession, license or undertaking and any waiver or release (in each case whether written, oral, implied or arising by operation of law).

(d) References to this Agreement or any other document shall, where appropriate, be construed as references to this Agreement or such other document as varied, supplemented, novated and/or restated in any manner from time to time.

(e) In this Agreement any undertaking by any of the Parties not to do any act or thing shall be deemed to include an undertaking not to permit or suffer or assist the doing of that act or thing.

(f) Any reference in this Agreement to any State of New York legal or accounting term for any action, remedy, method of judicial proceeding, insolvency proceeding, event of incapacity, legal or accounting document, legal or accounting status, court, governmental or administrative authority or agency, accounting body, official or any legal or accounting concept practice or principle or thing shall in respect of any jurisdiction other than the State of New York be deemed to include what most approximates in that jurisdiction to the State of New York legal or accounting term concerned.

(g) The headings shall not affect interpretation.

ARTICLE II

ACQUISITION; CLOSING

Section 2.1 Purchase and Sale of the Transferred Shares.

Subject to all of the terms and conditions of this Agreement and in reliance on the covenants, representations and warranties contained herein, at the Closing and for the consideration provided in Section 2.2, Sellers shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and acquire from Sellers, free and clear of any Liens, all of Sellers’ ownership rights, title and interest in and to the Transferred Shares.

Section 2.2 Consideration.

(a) The aggregate consideration to be paid to Sellers against delivery of the Transferred Shares as provided for herein shall be:

(i) US$10,000,000 (Ten Million US Dollars) (the “Purchase Price”), which shall be paid by or on behalf of Buyer in accordance with Section 2.6(b); and

(ii) such number of shares of duly authorized, validly issued, fully paid and non-assessable shares of common stock of Parent, with a par value of US $0.01 per share, constituting immediately after Closing 8.0% (eight percent) of the issued and outstanding common stock of Parent (the “Parent Shares”), whereby, for the avoidance of doubt, for the purposes of calculating the number of Parent Shares, the Option Shares to be Issued shall be included in such common stock of Parent.

(b) As among Sellers, the consideration may be delivered by Buyer to both Sellers or any of them, as they direct in writing.

Section 2.3 Value of the Parent Shares.

For the purposes of this Agreement, the Parties have agreed that the per share value of each Parent Share shall be equal to the average closing price per share during the 20 (twenty) consecutive trading days immediately preceding and including the Closing Date.

Section 2.4 Closing

(a) The Closing shall take place on the 5th (fifth) Business Day after the Notice Delivery Date (the “Closing”) (unless an earlier date is not agreed by the Parties in writing). The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

(b) The Parties shall make best efforts to cause the Closing Date to occur on or before the Cut Off Date.

(c) From the next Business Day following the Cut Off Date, provided that the Notices Delivery Date has not occurred and provided that the Conditions Precedent referred to in Article VI hereof have not been satisfied and they have not been waived, then any of the Parties may send a Termination Notice, provided that a Party who has failed to fulfill any of its obligations to be performed at or prior to Closing is not permitted to terminate this Agreement under the terms of this Section.

(d) Upon receipt of any Termination Notice as provided herein, this Agreement shall be terminated with the effect as described in Section 10.2.

(e) If, at any time, any Party becomes aware of a fact or circumstance that would reasonably prevent any of the Conditions Precedent from being satisfied on or before the Cut Off Date, it shall immediately inform the other Parties.

(f) On the Closing Date, the following additional actions will be taken (which will be more fully described in the Escrow Agreement) simultaneously:

(1)	Sellers shall deliver to the Escrow Agent the Sellers’ Transfer Documentation;

(2)	Buyer shall deliver to the Escrow Agent the Parent’s Transfer Documentation;

(3)	Buyer shall transfer the amount of the Buyer Loan to the bank account of the Company with VTB;

(4)	the Company shall transfer the amount of the Buyer Loan to Seller 1’s account with VTB in repayment of inter-company liabilities;

(5)	Seller 1 shall use the proceeds of the Buyer Loan to repay its obligations under the VTB Loan Agreement;

(6)	VTB shall release the pledge over 51% (fifty-one percent) of the Company Shares (upon which such Company Shares shall become the Transferred Shares) and terminate all other VTB Security Documents, including, but not limited to the pledge over shares in the Company’s Subsidiaries;

(7)	Buyer shall deposit the Purchase Price into the Escrow Account; and

(8)	VTB shall simultaneously release to Buyer documents evidencing that all Security over the Transferred Shares has been terminated and that Buyer has full ownership over the Transferred Shares free and clear of any Liens.

(g) At the Closing, each Party shall, and shall procure that each of its relevant Affiliates will, execute and deliver each Related Agreement to be executed at Closing (which has not been executed prior to Closing).

(h) In the event that the Closing is not completed within one Business Day due to Escrow Agent’s working hours, it shall be completed on immediately following Business Day in Moscow, in which case the Closing Date and Closing shall be deemed to have occurred on such next Business Day, provided always that the Sellers’ Transfer Documentation and the Parent’s Transfer Documentation shall be released simultaneously.

Section 2.5 Amended and Restated Constitutional Documents.

(a) The Parties agree that at the Closing the general shareholders’ meeting of the Company shall be held to:

(i) adopt the amended and restated charter of the Company reflecting the terms of the Shareholders’ Agreement to the extent permitted by applicable Russian law;

(ii) elect the members of the board of directors of the Company; and

(iii) appoint the general director of the Company.

(b) The Parties agree that at Closing the Company as the sole shareholder of Company Subsidiaries shall adopt the amended and restated charters of Company Subsidiaries to reflect the terms of the Shareholders Agreement to the extent permitted by applicable Russian law.

Section 2.6 Purchase Price Adjustment; Payment of the Purchase Price.

(a) Buyer shall, within sixty (60) calendar days after the Closing Date, prepare or cause the Company to prepare a statement (on a consolidated basis) as of the Closing Date (the “Closing Statement ”) certified by the Company’s Auditor showing (i) the amount of Indebtedness of the Company and its Subsidiaries (on a consolidated basis) as of the Closing Date (the “Closing Date Debt”) and (ii) the amount of Cash held by the Company and its Subsidiaries (on a consolidated basis) as of the Closing Date. The Closing Statement shall be prepared in accordance with US GAAP (but taking into account the definition of Indebtedness provided for herein) and in accordance with the procedures set forth in Annex A to this Agreement.

(b) The amount equal to the Purchase Price to be paid by Buyer, or on behalf of Buyer, to Seller(s) according to Section 2.2 shall be paid by Buyer, or on its behalf, into the Escrow Account on the Closing Date.

(c) On the next Business Day after the calculation of the Adjustment Amount, an amount equal to the Adjustment Amount shall be deducted from the Purchase Price in the Escrow Account and transferred from the Escrow Account to Buyer and the balance of the Purchase Price remaining in the Escrow Account (if any) shall be transferred to Sellers. If the Adjustment Amount exceeds the Purchase Price, Sellers will transfer directly to Buyer an additional amount in cash equal to the amount by which the Adjustment Amount exceeds the Purchase Price.

Section 2.7 Bridge Financing.

If the Closing Date has not occurred prior to May 1, 2007, then Buyer shall, if requested by Sellers and the Company in writing and subject to the agreement on the documentation, provide the Bridge Financing to Company. If this Agreement is subsequently terminated on or following the Cut Off Date, such Bridge Financing shall become due and payable within 5 (five) Business Days following such termination.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby jointly represent and warrant to each of Buyer and Parent that as of the Execution Date and the Closing Date as follows (save as Disclosed but only where and to the extent relevant):

Section 3.1 Organization and Authority.

Each Seller is a limited liability company duly organized and validly existing under the laws of its organization, with full power and authority to execute and deliver this Agreement and the Related Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

Section 3.2 Due Authorization; Binding Obligation.

The execution, delivery and performance by Sellers of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of each Seller, its respective Board of Directors or its shareholders in connection with the authorization of such execution, delivery or performance. This Agreement and each of the Related Agreements required to be executed on the date hereof has been duly and validly executed and delivered by Sellers. This Agreement and each of the Related Agreements constitute the valid and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms, subject to the qualification, however, that the enforcement of the rights and remedies created hereby and thereby is subject to bankruptcy and other similar laws of general application relating to or affecting the rights and remedies of creditors and that the availability of the remedy of specific enforcement or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

Section 3.3 Non-Contravention.

The execution, delivery and performance of this Agreement and each of the Related Agreements by Sellers, and the consummation of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the lapse of time, or both, violate, conflict with, result in the breach of or constitute a default under, or give rise to any right of termination, cancellation or acceleration of any obligation of any Person or result in the creation of any Lien upon any property or assets of any of Sellers, the Company or any Company Subsidiary (save as provided hereby) under any of the terms, conditions or provisions of (1) the Charter or other charter documents or by-laws or other constitutive documents of any of Sellers, the Company or any Company Subsidiary, or (2) any covenant, agreement or understanding to which any of Sellers, the Company or any Company Subsidiary is a party or by which the property or assets of any of Sellers, the Company or the Company Subsidiaries are bound (when the Amendment to VTB Loan Agreement and the Amendment to VTB Security Documents shall have been executed and become effective), or (3) any Law in respect of which any of Sellers, the Company or any Company Subsidiary is subject.

Section 3.4 Regulatory Approvals.

None of Sellers, the Company or any Company Subsidiary is required to obtain or make any Authorization, in connection with the execution, delivery and performance of this Agreement or any of the Related Agreements or the consummation of the transactions contemplated hereby or thereby (for the avoidance of doubt, as of the Execution Date, under this Section 3.4 Authorizations do not include any Authorizations on the part of VTB).

Section 3.5 Ownership of the Shares.

(a) (i) As of the Execution Date, Seller 1 is the legal, beneficial and record owner of 99 shares of the Company and prior to the Closing Date and up through the Closing Date, Seller 1 shall be the legal, beneficial and record owner of 99 shares of the Company (representing 99% of the issued and outstanding shares of capital stock of the Company), and Seller 1 is duly reflected as the registered owner of such shares in the Shareholders’ Register and such ownership is free and clear of any Liens except as Disclosed; (ii) As of the Closing Date, Sellers are the legal, beneficial and record owner of the Transferred Shares and immediately prior to the Closing Date and up through the Closing Date, Sellers shall be the legal, beneficial and record owner of all of the Transferred Shares, and in each case Sellers are duly reflected as the registered owner of such Transferred Shares in the Shareholders’ Register and such ownership is free and clear of any Liens except as Disclosed. On the Closing Date, Sellers will convey to Buyer sole and exclusive ownership of the Transferred Shares, free and clear of any Liens, and as of the Closing Date, the Transferred Shares shall constitute 51% (fifty-one percent) of the issued and outstanding shares of capital stock of the Company.

(b) As of the Execution Date, the Controlling Shareholder shall be the legal, record, and beneficial owner of 21,682,830 (twenty one million six hundred eighty two thousand eight hundred thirty) shares of common stock of Seller 1, representing 71.11% of all issued and outstanding shares of capital stock of Seller 1 on the Closing Date.

(c) As of the Execution Date, Seller 1 shall be the legal, record, and beneficial owner of 10,000 (ten thousand) shares of common stock of Seller 2, representing 100% of all issued and outstanding shares of capital stock of Seller 2 on the Closing Date.

(d) As of the Execution Date, Ansley shall be the legal, record, and beneficial owner of 8,808,621 (eight million eight hundred eight thousand six hundred twenty one) shares of common stock of Seller 1, representing 28.89% of all issued and outstanding shares of capital stock of Seller 1 on the Closing Date.

Section 3.6 Capitalization of the Company.

(a) The Company has no other shares of capital stock (whether common or preferred shares) that are issued and outstanding or have been authorized for issuance other than 100 ordinary registered shares of common stock of the Company, with a nominal value of 79.5 (seventy nine decimal five) Ruble per share, all of which have been validly issued and are outstanding, and such charter capital of the Company is duly reflected in the Charter (the “Company Shares”). All of the Company Shares have been issued, transferred, acquired and fully paid for in accordance with the laws of the Russian Federation. All consents or waivers from third parties (if any) in connection with any acquisition of any shares of Company Shares were duly and timely obtained. There are no treasury shares, and there are no outstanding options, warrants or other rights to purchase, obtain or acquire, or any outstanding securities or obligations convertible into or exchangeable for, or any voting agreements with respect to, any shares of capital stock of the Company or any other securities of or ownership or equity interest in the Company, and the Company is not under a current obligation, contingent or otherwise, to issue, purchase or redeem capital stock of, or ownership or equity interest in, the Company or any other securities of the Company to or from any Person.

(b) As of the Closing Date, Seller 1 shall own 99.00% of the Company Shares and Seller 2 shall own 1.00% of the Company Shares.

(c) Upon consummation of the Acquisition, (i) Seller 1 shall own 49% of all issued and outstanding capital shares of the Company and (ii) Buyer shall own 51% (fifty-one percent) of all issued and outstanding capital shares of the Company, each such share to be free and clear of any Liens, except as envisaged by this Agreement.

Section 3.7 Company Subsidiaries.

(a) The Company owns, directly or indirectly, the capital stock or other ownership, membership or equity interests of the Persons organized and existing under the Laws of the Russian Federation listed in Schedule 3.7 attached hereto, with the percentage of voting stock or other ownership, membership or equity interests so owned indicated thereon, and the manner of ownership, membership or equity interests of a Person is also indicated thereon (collectively, referred to as the “Company Subsidiaries”, and each individually as a “Company Subsidiary”). Schedule 3.7 also lists all representative offices and branches in existence formed by or operating on behalf of the Company or any Company Subsidiary.

(b) Other than the Company Subsidiaries identified in Schedule 3.7, the Company does not own, directly or indirectly, the capital stock or other ownership, membership or equity interests of any Person whether within or outside of the Russian Federation, nor does the Company or any Company Subsidiary have any obligation to form or participate in any other Person. The Company and the Company Subsidiaries have full title to the shares of capital stock or other ownership, membership or equity interests of the Company Subsidiaries owned by them, in each case free and clear of any Liens. The issued and outstanding shares of capital stock or other ownership, membership or equity interests of each of the Company Subsidiaries have been issued, acquired, transferred and fully paid for in accordance with the Laws of the Russian Federation. All required consents or waivers from third parties (if any) in connection with any acquisition of any shares of capital stock or other ownership, equity or membership interests in any of the Company Subsidiaries were duly and timely obtained or made. There are no treasury shares, and there are no outstanding options, warrants or other rights to purchase, obtain or acquire, or any outstanding securities or obligations convertible into or exchangeable for, or any voting agreements with respect to, any shares of capital stock of any of the Company Subsidiaries or any other securities of or ownership or equity interest in any of the Company Subsidiaries. None of the Company Subsidiaries is under a current obligation, contingent or otherwise, to issue, purchase or redeem capital stock of, or ownership or equity interest in, or any other securities of, any Company Subsidiary to or from any Person.

Section 3.8 Organization of the Company and the Company Subsidiaries.

(a) The Company is a closed joint stock company duly organized and registered and validly existing under the laws of the Russian Federation, with full power and authority to carry on its business as presently conducted by it and to own, lease and operate its assets and properties (including any Intellectual Property) in the places where it maintains offices and where its assets and properties are owned, leased or operated. Copies of the Charter (as amended through the date hereof), other organizational documents, the Shareholders’ Register, pledge book and corporate minutes of the Company have heretofore been made available to Buyer and Parent and are true, correct, complete, and not misleading.

(b) Each of the Company Subsidiaries is a limited liability company, closed joint stock company, open joint stock company or other valid legal entity duly organized and registered and validly existing under the laws of the Russian Federation, with full power and authority to carry on its business as presently conducted by it and to own, lease and operate its properties and assets (including any Intellectual Property) in the places where it maintains offices and where its assets and properties are owned, leased or operated.

(c) Copies of the charter (as amended through the date hereof), other organizational documents, pledge books showing existing pledges, shareholders registers and corporate minutes of each of the Company Subsidiaries subsequent to January 1, 2006 have heretofore been made available to Buyer and Parent and are true, correct, complete, and not misleading.

(d) Schedule 3.8(d) sets forth a true and complete list of all minutes of meetings of shareholders or participants, as the case may be, of the Company and the Company Subsidiaries, all written consents in lieu of meetings of shareholders or participants, as the case may be, of the Company and the Company Subsidiaries, all minutes of meetings of the board of directors of the Company and the Company Subsidiaries and all written consents in lieu of meetings of the board of directors of the Company and the Company Subsidiaries, in each case, for all such meetings held or consents executed during the period from January 1, 2006 through the Execution Date. All such meetings of the shareholders or participants, as the case may be, as well as of the boards of directors, as applicable, of the Company and each Company Subsidiary were duly convened according to the procedures provided for in the organizational documents of each such company, including in the case of the Company, the Charter, and otherwise in accordance with applicable Law. All “interested party transactions” and “major transactions”, as such terms are defined under the Laws of the Russian Federation, involving the Company or any Company Subsidiary, have been duly approved by the shareholders or participants, or the board of directors, of the Company or a Company Subsidiary, as applicable, as required under the applicable Laws of the Russian Federation.

Section 3.9 Qualifications.No Group Company operates in any country other than the Russian Federation.

Section 3.10 Financial Statements.

(a) Sellers:

(i) have heretofore furnished to Buyer and Parent audited consolidated financial statements of the Company and the Company Subsidiaries consisting of (I) consolidated balance sheets at December 31, 2004 and 2005, (II) consolidated profit and loss statements for the years ended December 31, 2004 and 2005, and (III) consolidated statements of cash flows for the years ended December 31, 2004 and 2005, together with the report of the Company’s auditors thereon and the notes thereto, and the Russian Company Balance Sheet;

(ii) will deliver to Buyer and Parent prior to the Closing Date, and promptly upon preparation thereof:

(1)	the 2006 Audited Financial Statements; and

(2)	the 2007 Interim Financial Statements (if required under Section 8.5).

The financial statements described in clauses (i) and (ii) are collectively referred to as the "Financial Statements”).

(b) As of the Closing Date, the 2006 Audited Financial Statements and the 2007 Interim Financial Statements (A)  have been prepared in accordance with US GAAP, and SEC Regulation S-X and audited in accordance with PCAOB requirements and (B) present fairly and accurately the consolidated financial position of the Company and the Company Subsidiaries at the dates thereof and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries for the periods then ended, except that the unaudited Financial Statements were prepared on an interim basis and are subject to normal and recurring year-end audit adjustments. Except as and to the extent reflected or reserved against in the Russian Company Balance Sheet, at the date of the Russian Company Balance Sheet, neither the Company nor any of the Company Subsidiaries had any material liability or obligation whether absolute or contingent, or accrued or unaccrued, required to be disclosed in the Russian Company Balance Sheet, or in the notes thereto, in accordance with Russian Accounting Standards. Except as and to the extent reflected or reserved against in the 2006 Audited Financial Statements and the 2007 Interim Financial Statements, at the Closing Date, neither the Company nor any of the Company Subsidiaries had any material liability or obligation whether absolute or contingent, or accrued or unaccrued, required to be disclosed in the 2006 Audited Financial Statements or the 2007 Interim Financial Statements, or in the notes thereto, in accordance with US GAAP and SEC Regulation S-X.

(c) The books of account and financial records of the Company and the Company Subsidiaries have been prepared and are maintained in accordance with good accounting practice and applicable Laws. Notwithstanding the generality of the foregoing, the Company and each Company Subsidiary maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the 2006 Audited Financial Statements and the 2007 Interim Financial Statements in conformity with US GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; (v) all receivables from the customers are accounted for; and (vi) all transactions, including, without limitation, the disposition of assets, the incurrence of Liabilities, the recordation of expenses and the documentation of contractual arrangements, are recorded in compliance with applicable Law and fairly reflect the transactions (including the purpose of each transaction and the party with whom it was concluded).

Section 3.11 Absence of Certain Changes or Events.

Since the date of the Russian Company Balance Sheet, there has not been, with respect to the Company or any of the Company Subsidiaries or their respective businesses, properties or assets:

(a) any Material Adverse Event;

(b) any material destruction, damage by fire, accident or other casualty or act of God of or to any of properties or assets of the Company or any of the Company Subsidiaries, whether or not covered by insurance; or

(c) except with respect to any Liability or action expressly permitted under the terms of this Agreement, any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Article VIII.

Section 3.12 Network Description and Related Matters.

(a) Set forth in Part 1 of Exhibit D is a fair and accurate description of the network (the “Network”) as of December 31, 2006 owned and operated by the Company and the Company Subsidiaries organized by city of operation and detailing, among other things, accurate description and projects of Homenet, wire-line and wireless networks used for rendering IP, VoIP, voice, data, media and other telecommunication services; Exhibit D also fully and accurately demonstrates (in all material respects) the location of network nodes, equipment (including the type of equipment), wireless access points and interconnection points used by any Group Company. Set forth in Part 2 of Exhibit D is a complete and accurate list of all assets (movable property) owned by the Company and the Company Subsidiaries comprising the Network, or relating to the maintenance or operation thereof (including, without limitation, fiber optic and copper cables, switches and transponders), with a current book value in excess of US$50,000 (Fifty Thousand US Dollars), or the equivalent thereof in any other currency.

(b) The entirety of the Network (i) is located within the Russian Federation, (ii) has been operated and maintained in accordance with all applicable Laws and best industry practices and (iii) is in reasonably good operating condition and repair, ordinary wear and tear excepted. The Company and the Company Subsidiaries have sole and exclusive ownership of, and good and valid title to, all of the cables of which the Network is constituted, as well as the items of equipment necessary to operate and maintain the Network, free and clear of any Liens. There are no developments affecting the Network pending or threatened which may detract from the value, interfere with any present or intended use, or adversely affect the marketability of the Network.

Section 3.13 Assets Other than Real Property.

(a) In addition to those assets addressed in Section 3.12, the Company and the Company Subsidiaries have sole and exclusive ownership of, and good and valid title to, all other assets (movable property) reflected on the Russian Company Balance Sheet or thereafter acquired, except those sold or otherwise disposed of for fair value since the date of the Russian Company Balance Sheet in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case free and clear of all Liens except for Liens listed in Schedule 3.13(a) and Liens that do not, individually or in the aggregate, materially impair in any manner the continued use and operation of the assets or properties to which they relate in the Business of the Company and the Company Subsidiaries (“Permitted Liens"). Other than as listed on the Russian Company Balance Sheet, there are no other assets (movable property) of the Company or any of the Company Subsidiaries that are materially necessary in the operation of the businesses conducted by the Company and each of the Company Subsidiaries, except for the leased assets listed in Schedule 3.13(a).

(b) All of the assets (movable property) of the Company and the Company Subsidiaries, including leased assets (i) are located within the Russian Federation, (ii) have been maintained in accordance with the past practice of the Company and the Company Subsidiaries and generally accepted industry practice applicable in the Russian Federation, and (iii) are in reasonably good operating condition and repair, ordinary wear and tear excepted. All leased assets (movable property) of the Company and each Company Subsidiary are in the condition required of such property by the terms of the lease currently applicable thereto.

This Section 3.13 does not relate to real property or interests in real property (immovable property) and assets characterized as Intellectual Property, such items being the subject of Section 3.14 and Section 3.15, respectively.

Section 3.14 Real Property Leased or Owned.

Schedule 3.14 attached hereto contains a complete list of all real property (immovable property) (including, without limitation, office space, retail outlets, fixtures, substations, distribution centers, structures and other buildings) in respect of which the Company and the Company Subsidiaries have an interest, including without limitation, ownership or leasehold interests or such other type of interest in real property permitted under the laws of the Russian Federation (the “Real Property”). All of the Real Property is located within the Russian Federation. The Company and each Company Subsidiary have good and valid title to the leasehold estates in all real property and interests in real property leased by it. The interests in Real Property described in Schedule 3.14 are free and clear of all Liens except Permitted Liens. All interests in Real Property described in Schedule 3.14 are currently used in the operation of the business of the Company and the Company Subsidiaries and are adequately maintained and are in good operating condition and repair for the requirements of the business as presently conducted by the Company and the Company Subsidiaries. There are no pending or, to the knowledge of Sellers, the Company and the Company Subsidiaries, threatened Actions relating to any of the Real Property.

Section 3.15 Intellectual Property.

(a) Schedule 3.15 attached hereto sets forth a complete and accurate listing of all Intellectual Property or other (i) patents, trademarks, trade names, service marks and copyrights, together with all applications and registrations applicable to any of the foregoing of the Company and each Company Subsidiary, and (ii) Internet domain names and applications therefor and other filings and formal actions made or taken pursuant to any applicable Law by the Company and each Company Subsidiary to protect or perfect its interests therein.

(b) None of the processes or products of any Group Company infringes any Intellectual Property or any right of any other Person relating to Intellectual Property or involves the unlicensed use of any Intellectual Property or confidential information disclosed to any Group Company by any Person in circumstances which might entitle that Person to make a claim against such Company.

(c) All the Intellectual Property rights owned or used by each Group Company are valid and enforceable and nothing has been done, omitted or permitted whereby any of them has ceased or might cease to be valid and enforceable.

(d) Sellers are not aware of any infringement of the Intellectual Property used by any Group Company or of any rights relating to it by any Person.

Section 3.16 Insurance.

Each Group Company maintains all insurance it is required to maintain under applicable Law. Schedule 3.16 attached hereto sets forth a complete and accurate list of all casualty, directors and officers liability, general liability and all other types of insurance maintained by the Company or any of the Company Subsidiaries, together with the carriers and liability limits for each such policy. Except as Disclosed, each insurance policy of the Company and each Company Subsidiary is in force, and no notice has been received by the Company or any of the Company Subsidiaries from any insurance carrier purporting or threatening to cancel or reduce coverage under any such policy. The Company and each of the Company Subsidiaries are up to date on all premiums or other payments due thereunder.

Section 3.17 Commitments.

(a) Except as Disclosed in Schedule 3.17, neither the Company nor any Company Subsidiary is a party to or bound by any:

(i) employment agreement or employment contract that has an aggregate future liability upon termination thereof in excess of US$25,000 (Twenty Five Thousand US Dollars) (or the equivalent thereof in any other currency);

(ii) covenant not to compete or other covenant restricting the development, manufacture, sale, marketing or distribution of the products and services of the Company or any Company Subsidiary;

(iii) agreement, contract or other arrangement with (A) any of Sellers or any Affiliate of Sellers (other than the Company or any Company Subsidiary) or (B) any current or former officer, director, employee or independent contractor of the Company, any Company Subsidiary, Sellers or any Affiliate of Sellers including without limitation any consulting or service agreement or similar arrangement (other than employment agreements covered by clause (i) above);

(iv) agreement, contract or other arrangement (A) relating to the ownership, lease, sublease, use, occupancy, management or operation of any Real Property, including leases and subleases relating to leased Real Property or (B) with any Person (other than the Company or any Company Subsidiary) under which the Company or any Company Subsidiary is either the lessee of, or holds or uses, or is the lessor of, or makes available for use, any machinery, equipment, vehicle or other tangible personal property which has an aggregate annual future liability or receivable, as the case may be, in excess of US$10,000 (Ten Thousand US Dollars) (or the equivalent thereof in any other currency) and is not terminable by the Company or the relevant Company Subsidiary by notice of not more than 30 (thirty) days without any cost or penalty;

(v) (A) any executory contract for the future purchase or delivery of materials, supplies or equipment in excess of US$100,000 (One Hundred Thousand US Dollars)] (or the equivalent thereof in any other currency) or (B) service, consulting or management contract, in either such case which has an aggregate future liability in excess of US$50,000 (Fifty Thousand US Dollars)] (or the equivalent thereof in any other currency) and, is not terminable by the Company or the relevant Company Subsidiary by notice of not more than 30 (thirty) days without cost or penalty;

(vi) continuing agreement or contract for the sale of any services offered by any Group Company, other than such agreement that is terminable by the relevant Group Company by notice of not more than 90 (ninety) days without any cost or penalty;

(vii) continuing agreement or contract for services offered by or products of the Company or any Company Subsidiary on behalf of Persons other than the Company or any Company Subsidiary, except if such agreement or contract is terminable by the Company or the relevant Company Subsidiary by notice of not more than 30 (thirty) days without cost or penalty;

(viii) notwithstanding the generality of the other items herein, (A) interconnection or traffic routing or other similar agreement relating to any intercity or international routes for inbound and outbound traffic carried by the Company and the Company Subsidiaries; and (B) agreement, contract or arrangement for rent of circuits and channels from other operators;

(ix) agreement, contract or arrangement for the placement of advertising or other promotional activities which has an aggregate future liability in excess of US$100,000 (One Hundred Thousand US Dollars) (or the equivalent thereof in any other currency) and is not terminable by the Company or the relevant Company Subsidiary by notice of not more than 30 (thirty) days without cost or penalty;

(x) any material license, option or other agreement relating in whole or in part to the Intellectual Property (including any license or other agreement under which the Company or any Company Subsidiary is licensee or licensor of any such Intellectual Property) or to confidential information or proprietary rights and processes of the Company, any Company Subsidiary or any other Person;

(xi) agreement, contract or other instrument under which the Company or any Company Subsidiary has borrowed any money from, or issued any note, bond, debenture or other evidence of Indebtedness (save of the purpose of this section paragraphs (g) and (h) of the definition of Indebtedness) to, any Person or any other note, bond, debenture or other evidence of Indebtedness issued to any Person in any such case which, individually, is in excess of US$100,000 (One Hundred Thousand US Dollars) (or the equivalent thereof in any other currency);

(xii) agreement, contract or other instrument (including so-called take-or-pay or keepwell agreements) under which (A) any Person has, directly or indirectly, guaranteed any Indebtedness or other Liabilities of the Company or any Company Subsidiary or (B) the Company or any Company Subsidiary has directly or indirectly guaranteed any Indebtedness or other Liabilities of any Person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(xiii) agreement, contract or other instrument under which the Company or any Company Subsidiary has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person;

(xiv) mortgage, pledge, security agreement, deed of trust or other instrument granting a Lien upon personal property (movable property) of the Company or any of the Company Subsidiaries or any Real Property, which Lien or other encumbrance is not a Permitted Lien or otherwise set forth in Schedule 3.13(a);

(xv) agreement, contract or instrument providing for indemnification of any Person with respect to Liabilities relating to any current or former business of the Company or any Company Subsidiary, or any predecessor Person;

(xvi) agreement, contract or arrangement whereby the Company or any Company Subsidiary is entitled to direct the management or operations of, or for the avoidance of doubt, to give “binding instructions” to (as such phrase is interpreted under the Laws of the Russian Federation), any other Person; or

(xvii) other agreement, contract, lease, license, commitment or instrument to which the Company or any Company Subsidiary is a party or by or to which it or any of its assets, properties or business is bound or subject which has an aggregate future liability to any Person in excess of US$100,000 (One Hundred Thousand US Dollars) (or the equivalent thereof in any other currency).

(b) All agreements, contracts, leases, licenses, commitments or instruments of the Company and each Company Subsidiary listed in the Schedules hereto (collectively, the “Contracts”) are valid, binding and in full force and effect and are enforceable by the Company and each Company Subsidiary in accordance with their respective terms. Sellers, the Company and each Company Subsidiary have performed all material obligations required to be performed by them to date under the Contracts, and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the best knowledge of Sellers, the Company and the Company Subsidiaries, no other party to any of the Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. Sellers have provided to Buyer and Parent a true, complete and correct copy of each of the Contracts and true and complete descriptions of any oral Contracts.

(c) Other than Liabilities under the Contracts and Liabilities reflected in the Russian Company Balance Sheet there are no non-Disclosed Liabilities required to be disclosed or reflected therein in accordance with the Russian Accounting Standards of any Group Company, which, individually or in the aggregate, exceed US$50,000 (Fifty Thousand US Dollars).

(d) As of the Closing Date, other than Liabilities under the Contracts and Liabilities reflected in the 2006 Audited Financial Statements and the 2007 Interim Financial Statements there are no undisclosed Liabilities of any Group Company required to be disclosed or reflected therein in accordance with US GAAP, PCAOB requirements or SEC Regulation S-X, which, individually or in the aggregate, exceed US$50,000 (Fifty Thousand US Dollars).

Section 3.18 Legal Proceedings.

(a) Except as Disclosed in Schedule 3.18, there are no Actions pending or, to the knowledge of any of Sellers, the Company or the Company Subsidiaries, threatened against, relating to or affecting Sellers, any Group Company, the Controlling Shareholder or any of their assets and properties which (i) may result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, or any of the Related Agreements, or (ii) if determined adversely to any of Sellers, the Company or any Company Subsidiary, may result in (x) any injunction or other equitable relief against the Company or any Company Subsidiary that would interfere with its business or operations or (y) losses by the Company or any Company Subsidiary, individually or in the aggregate with losses in respect of other such Actions, exceeding US$100,000 (One Hundred Thousand US Dollars) (or the equivalent thereof in any other currency); and

(b) There are no facts or circumstances known to any of Sellers, the Company or the Company Subsidiaries that may give rise to any Action that could reasonably be expected to result in the occurrence of a Material Adverse Event.

Section 3.19 Taxes.

(a) All Returns to be filed by or with respect to the Company and each of the Company Subsidiaries and any predecessor corporations of any of them in the past three years with any Governmental Entity within the Russian Federation or in any other jurisdiction in respect of any Taxes have been filed with the appropriate Governmental Entity and each such Return is true, accurate and complete. All amounts shown by such Returns to be due and payable, and all Taxes in respect of which no Returns are required to be filed, have been timely paid. Sellers have delivered to Buyer and Parent correct and complete copies of all material Returns of the Company and each Company Subsidiary that have been filed for taxable periods ending within the past 3 (three) years. Neither the Company nor any of the Company Subsidiaries is in default in the payment of any Taxes due or payable or on any assessments received in respect thereof. The Company and the Company Subsidiaries have complied with all information reporting and withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party. Except as and to the extent reflected or reserved against in the Russian Company Balance Sheet, at the date of the Russian Company Balance Sheet, neither the Company nor any of the Company Subsidiaries has any liability for Taxes required to be reflected in or reserved against therein in accordance with the Russian Company Balance Sheet. All Taxes that are or may become material to the Company or any of the Company Subsidiaries for periods ending on or prior to the date of the Russian Company Balance Sheet that should be reserved on the books of the Company or any of the Company Subsidiaries in accordance with the Russian Accounting Standards have been so reserved. As of the Closing Date only, and except as and to the extent reflected or reserved against in the 2006 Audited Financial Statements and the 2007 Interim Financial Statements, no Group Company has any liability for Taxes required to be reflected in or reserved against therein in accordance with the 2006 Audited Financial Statements or the 2007 Interim Financial Statements. All Taxes that are or may become material to the Company or any of the Company Subsidiaries for periods ending on or prior to the date of the 2006 Audited Financial Statements or the 2007 Interim Financial Statements that should be reserved on the books of the Company or any of the Company Subsidiaries in accordance with US GAAP, PCOAB requirements or SEC Regulation S-X have been so reserved. Neither the Company nor any Company Subsidiary has entered into any arrangement for the purpose of artificially reducing its social fund or other Tax obligations within the Russian Federation.

(b) Except as set forth in Schedule 3.19(b), within the past 3 (three) years, neither the Company nor any Company Subsidiary has been the subject of any investigation or audit by any Governmental Entity within the Russian Federation or any other jurisdiction relating to Taxes that has resulted in the imposition of an obligation on the Company or any Company Subsidiary to make a payment in excess of the Ruble equivalent of US $10,000 (Ten Thousand US Dollars) (or the equivalent thereof in any other currency). No taxing authority has given notice that it will commence any such audit or examination and no taxing authority is asserting (either orally or in writing) or, to the knowledge of Sellers, the Company and the Company Subsidiaries, threatening to assert any deficiency or claim relating to Taxes of the Company or any Company Subsidiary, and no Liens for Taxes have been filed and are currently outstanding with respect to any of the assets or properties of the Company or any Company Subsidiary. There are no other pending or, to the best knowledge of Sellers, the Company and the Company Subsidiaries, threatened Actions or assessments against the Company or any of the Company Subsidiaries in respect of any Taxes. There is no agreement or waiver currently in effect extending the period for assessment or collection of any Taxes.

(c) Neither the Company nor any Company Subsidiary has entered into any transaction or series of transactions without a valid business purpose.

Section 3.20 Compliance with Laws; Permits and Licenses.

(a) Except as is disclosed in Schedules 3.18 and 3.20 attached hereto and except for environmental matters which are covered in Section 3.21 below, (i) the Company and each of the Company Subsidiaries are, and have at all times been, in compliance with all Laws of the Russian Federation and any other jurisdiction applicable to the Company or any of the Company Subsidiaries, (ii) the Company and each Company Subsidiary have made all required filings with the Federal Agency for the Financing Market in the Russian Federation in respect of their issued and outstanding capital stock, and (iii) the Company nor any of the Company Subsidiaries has received notice from any Governmental Entity of any pending Action to take all or any part of the properties or assets of the Company or any of the Company Subsidiaries (whether leased or owned, including without limitation any of the Real Property) by condemnation, nationalization or right of eminent domain and, to the knowledge of Sellers, the Company and the Company Subsidiaries, no such Actions are threatened.

(b) Other than listed on Schedule 3.20, the Company holds all material Authorizations that are necessary for the lawful operation of the businesses of the Company or any of the Company Subsidiaries as presently conducted, including without limitation all telecommunications licenses and other Authorizations obtained by the Company or any Company Subsidiary as required in connection with the provision of telecommunications services within the Russian Federation and for the acquisition, installation, operation or occupancy of the properties or assets owned, leased or used by the Company or any of the Company Subsidiaries in their respective businesses (“Existing Permits”). All Existing Authorizations that are held by the Company or the applicable Company Subsidiary are, and shall continue to be, validly issued and in full force and effect. The Company and the Company Subsidiaries are, and have been since the date of issuance of each Existing Permit, in compliance with all terms and conditions thereof, and the same will not be subject to suspension, modification, revocation, termination or nonrenewal as a result of the execution and delivery of this Agreement and the Related Agreements or the consummation of the transactions contemplated hereby and thereby. Any applications for the renewal of any such Existing Permit which are due prior to the Closing Date will be timely made or filed by the Company or the relevant Company Subsidiary, as applicable. Sellers are not aware of any reason why any of the authorization listed on Schedule 3.20 cannot be obtained by the relevant Group Company in due course after application therefor. No Action is pending or, to the knowledge of Sellers, the Company and the Company Subsidiaries, threatened that may result in the modification, suspension, revocation, withdrawal or termination of, or any limitation on, any Existing Permits, and none of Sellers, the Company or any Company Subsidiary is aware of any valid basis for such an Action.

Section 3.21 Environmental Matters.

The Company and the Company Subsidiaries (i) are in compliance in all material respects with all Laws relating to environmental matters, (ii) have received no notice of violation from any Governmental Entity or the commencement of any Action with respect to environmental conditions concerning the Real Property, and (iii) are not aware of any activity conducted on any Real Property which would likely result in a violation of any applicable Law pertaining to environmental matters in any material respect. Sellers are not aware of any hazardous substance, being any substance subject to regulation under any Law pertaining to environmental matters, located on, at, in, under or about the Real Property, in a manner which creates risk to human health or the environment.

Section 3.22 Benefit Plans; Termination and Severance Agreements.

(a) Except for any employee benefits that are required to be provided pursuant to the Laws of the Russian Federation, neither the Company nor any of the Company Subsidiaries has ever maintained, sponsored, participated in, administered, contributed to or incurred any obligation to or any liability under any employee benefit plan, program, arrangement, agreement or fund, including without limitation any savings, profit sharing, annuity, retirement, deferred compensation, bonus, incentive (including stock options or other securities related incentives), employee health related, life insurance, short and long term disability, vacation pay, severance pay, other welfare and fringe benefit and similar plans, programs, understandings, arrangements or agreements for any past or present employees of the Company or any of the Company Subsidiaries. All amounts paid or accrued during the time period covered by the Financial Statements relating to employee vacation time have been fully and accurately recorded in the Financial Statements in accordance with Russian Accounting Standards and, as of the Closing Date, in accordance with US GAAP.

(b) Neither the Company nor any of the Company Subsidiaries is a party to any employment, termination or severance agreement, contract, arrangement or understanding with any employee or former employee of the Company or any of the Company Subsidiaries that has an aggregate future severance liability in excess of that required by the Laws of the Russian Federation, but in any event, not in excess of US$25,000 (Twenty-Five Thousand US Dollars) (or the equivalent thereof in any other currency). The consummation of the Acquisition will not result in any obligation of the Company or any of the Company Subsidiaries to pay any director, officer or employee of the Company or any of the Company Subsidiaries severance pay or termination benefits so long as such employee remains employed by the Company or any of the Company Subsidiaries after the Closing.

Section 3.23 Employee and Labor Matters.

(a) Neither the Company nor any of the Company Subsidiaries is a party to any collective bargaining agreement or other contract with or commitment to any labor union or association representing any employee of the Company or any of the Company Subsidiaries, nor does any labor union or collective bargaining agent represent any employees of the Company or any of the Company Subsidiaries. No such agreement, contract or other commitment has been requested by, or is under discussion by management of the Company or any of the Company Subsidiaries (or any management group or association of which the Company or any of the Company Subsidiaries is a member or otherwise a participant) with, any group of employees or others, nor are there any other current activities known to the Company, any of the Company Subsidiaries or any of Sellers to organize any employees of the Company or any of the Company Subsidiaries into a collective bargaining unit. The Company and each of the Company Subsidiaries are up to date and has maintained appropriate records in respect of their respective salary payment obligations and obligations concerning accrual of vacation time. There is, and during the past three years there has been, no labor strike, dispute, slow-down or work stoppage pending or, to the knowledge of Sellers, the Company and the Company Subsidiaries, threatened against the Company or any of the Company Subsidiaries. There are no pending or, to the knowledge of Sellers, the Company and the Company Subsidiaries, threatened Actions against the Company or any of the Company Subsidiaries or any current or former employee, officer or director of the Company or any of the Company Subsidiaries before any Governmental Entity responsible for the prevention of unlawful employment practices.

(b) No Group Company has engaged in any agreement, arrangement or scheme or artificially reduced payroll or similar Taxes.

(c) All non-Russian employees of any Group Company working in the Russian Federation have valid work permits and registered visas (sponsored by the Company or a Company Subsidiary) and are duly authorized for employment in the Russian Federation in accordance with the Laws of the Russian Federation.

(d) All employees of each Group Company are duly registered in accordance with the requirements of applicable Law (to the extent that the relevant Group Company is obligated to verify such registration).

Section 3.24 Powers of Attorney; Bank Accounts.

Schedule 3.24 attached hereto contains a complete and accurate list of all (i) outstanding powers of attorney or similar authorizations given by the Company or any of the Company Subsidiaries, other than powers of attorney granted to employees for routine non-substantial business tasks, and (ii) all banks, securities brokers and other financial institutions at which the Company and each Company Subsidiary has an account or maintains a banking, custodial, trading or other similar relationship, together with a full description of each such account or relationship and all Persons who are signatories thereunder or who have access thereto.

Section 3.25 Customer Accounts Receivable; Inventories.

(a) All customer accounts receivable of the Company and each of the Company Subsidiaries, whether reflected on the Russian Company Balance Sheet or subsequently created, have arisen from bona fide transactions in the ordinary course of business and are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts which are reflected on the Company Balance Sheet or accrued after the date of the Company Balance Sheet in the ordinary course of business consistent with past practice. The Company or the applicable Company Subsidiary has good and marketable title to their respective accounts receivable, free and clear of all Liens. During the three year period prior to the date hereof, neither the Company nor any of the Company Subsidiaries has sold, pledged or otherwise disposed of any of its accounts receivable in connection with any receivables-type financing or factoring-type financing or similar transaction.

(b) The items held as inventory of the Company and each Company Subsidiary, whether reflected on the Russian Company Balance Sheet or subsequently acquired, are generally of a quantity and quality usable and/or salable at book value in the ordinary course of business. The inventories of the Company and each Company Subsidiary are reflected in the Company Balance Sheet and in their respective books and records in accordance with US GAAP, PCAOB requirements and SEC Regulation S-X. Sellers are not aware of any condition that could reasonably be expected to adversely affect the quantity or quality of the inventories of the Company and the Company Subsidiaries.

Section 3.26 Customers and Suppliers.

Schedule 3.26 accurately lists (a) the 25 (twenty-five) largest customers of the Company and each of the Company Subsidiaries for the 12 (twelve) months ended December 31, 2006 and the percentage of the Company’s and each Company Subsidiary’s total sales represented by sales to each such customer during such period, and (b) the 25 (twenty-five) largest suppliers of the Company and each of the Company Subsidiaries for the 12 (twelve) months ended December 31, 2006 and the amount of purchases of goods or services therefrom during such period. Since December 31, 2006, no such customer or supplier has ceased or reduced its use of the services of, sales to, or provision of services to, the Company and the Company Subsidiaries or has threatened to cease or reduce such use, sales or provision of services after the date hereof. To the knowledge of Sellers, the Company and each Company Subsidiary, no such customer or supplier is threatened with bankruptcy or insolvency.

Section 3.27 Investment Representations.

(a) Sellers are acquiring the Parent Shares for their respective own account for investment purposes only and not with a view to, or for sale or resale in connection with, any public distribution of the Parent Shares or any interest therein nor with any present intention of selling, distributing or otherwise disposing of any of such shares. Each Seller further represents that it meets the requirements of an “accredited investor” within meaning of Rule 501(a) of the Securities Act.

(b) Neither Parent nor any Person representing Parent has made any representation to any of Sellers with respect to Parent or the offering or sale of any securities of Parent other than the representations made in this Agreement.

(c) Each Seller understands that the Parent Shares have not been registered under the Securities Act or any other applicable securities law and may not be offered, sold or otherwise transferred except pursuant to the registration requirements of the Securities Act or any other applicable securities law, or pursuant to any other exemption therefrom, and in each case in compliance with the conditions for transfer set forth in this Agreement and the Related Agreements.

(d) Each Seller has received from Parent and has carefully examined, or willingly has determined not to examine, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (collectively, the “Annual Reports”), the Company’s Quarterly Report on Form 10-Q for the quarterly periods ended March 31, June 30 and September 30, 2006 and all Current Reports on Form 8-K filed in 2006, all as filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (collectively, the “SEC Reports”).

(e) Each Seller has had access to such financial and other information concerning Parent and the Parent Shares as it has deemed necessary in connection with its decision to invest in the Parent Shares, including an opportunity to ask questions of and request information from Parent. Each Seller is aware that the trading price of the Parent Shares is highly volatile and that significant risks are associated with the ownership of the Parent Shares and with the operations conducted by Parent, as indicated, in part, in the section of the Annual Report entitled “Risk Factors.”

Section 3.28 No Unlawful Payments.

(a) None of Sellers, the Company or any of the Company Subsidiaries, nor any director, officer, agent, employee or other Person associated with or acting on behalf of any of Sellers, the Company or any of the Company Subsidiaries, has (i) provided, or arranged for the provision of, any unlawful contribution, gift, entertainment or other unlawful expense or service relating to any political party or official thereof or any candidate for public office; (ii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “Act”), or any anti-corruption laws or regulations of the Russian Federation or of the jurisdiction of organization or principal activities of Sellers, the Company or any of the Company Subsidiaries; (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Person (including any representative or employee of any Governmental Entity); or (vi) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations.

(b) None of the assets and properties of Sellers, the Company or the Company Subsidiaries (i) has been acquired by Sellers, the Company or any of the Company Subsidiaries pursuant to a transaction that has involved directly or indirectly an illegal payment to a representative or employee of any Governmental Entity or (ii) represents the proceeds of any illegal activity.

Section 3.29 Interconnect Providers.

Since December 31, 2006, no major gateway operator or other major provider of interconnect services to the Company, or any of the Company Subsidiaries has ceased or reduced its provision of services to the Company or any Company Subsidiary or threatened to cease or reduce its provision of such services.

Section 3.30 Intercompany Liabilities or Arrangements.

Except as Disclosed in Schedule 3.30, neither the Company nor any Company Subsidiary owes, or is in any way obligated to pay, any amount to Sellers or any of its Affiliates or Subsidiaries or any of their respective officers, directors or employees (other than the Company and the Company Subsidiaries).

Section 3.31 No Liens.

Except as Disclosed, there are no Liens on the ownership, membership or other equity interests in, and any assets or property of, the Company and any of the Company Subsidiaries that secure the payment or performance of obligations of any Person (other than the Company and any of the Company Subsidiaries).

Section 3.32 No Third Party Authorizations.

There are no Authorizations held in the name of any of Sellers or any of their respective Affiliates or any of their respective employees, officers, directors, stockholders or agents, on behalf of the Company or any of the Company Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to Sellers as of the date hereof and the Closing Date (unless otherwise indicated), as follows (save as Disclosed but only where and to the extent relevant):

Section 4.1 Organization and Authority.

Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full power and authority to execute and deliver this Agreement and each of the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Copies of the certificate of incorporation and by-laws of Parent (as amended through the date hereof) have heretofore been delivered to Sellers and are true, correct and complete as of the date hereof.

Section 4.2 Due Authorization; Binding Obligation.

The execution, delivery and performance by Parent of this Agreement and each of the Related Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Parent. This Agreement and each of the Related Agreements required to be executed on the date hereof to which Parent is a party has been duly and validly executed and delivered by Parent. This Agreement and each of the Related Agreements to which Parent is a party constitute the valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, subject to the qualification, however, that the enforcement of the rights and remedies created hereby and thereby is subject to bankruptcy and other similar laws of general application relating to or affecting the rights and remedies of creditors and that the availability of the remedy of specific enforcement or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3 Regulatory Approvals.

Parent is not required to file, seek or obtain any Authorization in connection with the execution, delivery and performance of this Agreement and the Related Agreements by Parent or the consummation of the transactions contemplated hereby and thereby.

Section 4.4 Capitalization of Parent.

As of February 22, 2007, the authorized capital stock of Parent consists of: (i) 100,000,000 shares of common stock of Parent, of which 36,673,015 shares are issued and outstanding and there are no shares held in the treasury of Parent, and (ii) 10,000,000 shares of preferred stock of Parent, of which no shares are issued. After giving effect to the issuance of all of the Parent Shares, the Parent Shares shall constitute 8 % of the issued and outstanding capital stock of Parent, which for the avoidance of doubt includes any Option Shares to be Issued. Except as set forth in Schedule 4.4 attached hereto and the rights granted to Sellers under this Agreement, at Closing there are no outstanding options, warrants or other rights to purchase, obtain or acquire, or any outstanding capital stock or securities or obligations convertible into or exchangeable for, any shares of capital stock or any other securities of Parent and Parent, except as set forth in Schedule 4.4, is not obligated, now or in the future, contingently or otherwise, to issue, purchase or redeem capital stock or any other securities of Parent to or from any Person.

Section 4.5 Parent Shares.

(a) The Parent shall assure that the issuance of the Parent Shares to Sellers by Parent has been duly authorized by Parent’s governing bodies.

(b) The Parent Shares will, on issue and receipt of payment therefore in accordance with the terms of this Agreement, be validly issued in accordance with the Laws of the State of Delaware, fully paid and non-assessable and free from all Liens and other third party rights other than those Liens and rights created under the Related Agreements, Liens arising from securities laws and any other Liens or rights created or caused by Sellers.

Section 4.6 Good Standing

(a) Parent has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2006 (collectively, the “Parent SEC Documents”). The Parent SEC Documents (i) do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which, and time when, they were made, not misleading and (ii) comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder.

(b) The financial statements of Parent included in the Parent SEC Documents, including any related notes thereto, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with US GAAP applied on a consistent basis during the periods involved (except as may be set forth in the notes thereto and subject, in the case of the unaudited statements, to normal, recurring audit adjustments not material in amount) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods indicated.

(c) Except as disclosed in the Parent SEC Documents, since March 16, 2006 (a) there has not been any event, circumstance, change or effect that has had or reasonably could be expected to have a material adverse effect on Parent, and (b) the business of Parent and its subsidiaries has been conducted only in the ordinary course.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers as of the date hereof and the Closing Date (unless otherwise indicated), as follows (save as Disclosed but only where and to the extent relevant):

Section 5.1 Organization and Authority.

Buyer is a corporation duly organized and validly existing under the Laws of the State of Delaware, with full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

Section 5.2 Due Authorization; Binding Obligation.

The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer. This Agreement constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the qualification, however, that the enforcement of the rights and remedies created hereby is subject to bankruptcy and other similar laws of general application relating to or affecting the rights and remedies of creditors and that the availability of the remedy of specific enforcement or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

Section 5.3 Regulatory Approvals.

Subject to Buyer obtaining such Authorizations as may be required from the FAS to acquire the Transferred Shares, Buyer is not required to file, seek or obtain any Authorization in connection with the execution, delivery and performance of this Agreement by Buyer, or the consummation of the transactions contemplated hereby.

Section 5.4 Legal Proceedings.

(a) There are no Actions pending or, to the knowledge of Buyer, threatened against, relating to or affecting Buyer or any of its assets and properties which may result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement; and

(b) There are no facts or circumstances known to Buyer that may give rise to any Action or proceeding that would be required to be disclosed pursuant to paragraph (a) above.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 General Conditions Precedent to Obligations of Buyer and Parent.

The obligations of Buyer and Parent to perform their respective obligations under this Agreement and the Related Agreements to which either of them is a party and to effect the Acquisition are subject to the satisfaction of the following conditions unless waived in writing (to the extent such conditions can be waived) by each of Buyer and Parent:

(a) Accuracy of Representations. The representations and warranties of Sellers set forth in Article III hereof shall be true and correct on the Closing Date in all material respects and Sellers shall have each delivered to Buyer and Parent a certificate to that effect, dated the Closing Date, and signed by an authorized representative of each of the Sellers, provided, however, that this conditions shall be deemed to be satisfied provided that any breach of any representation or warranty individually or collectively is not, or reasonably likely not to result in, a Material Adverse Event.

(b) Performance of Covenants. Each and all of the covenants and agreements of Sellers to be performed or complied with prior to or on the Closing Date shall have been duly performed or complied with by Sellers in all material respects, and Sellers shall have each delivered to Buyer and Parent a certificate to that effect, dated the Closing Date, and signed by an authorized representative of each of Sellers, provided, however, that this conditions shall be deemed to be satisfied provided that any breach of any covenant individually or collectively is not, or reasonably likely not to result in, a Material Adverse Event

(c) No Material Adverse Event. Since the Execution Date, there has not been, with respect to the Company or any of the Company Subsidiaries any Material Adverse Event.

(d) Governmental Approvals. (i) Buyer shall have obtained such Authorization from the FAS as is required in order to carry out the Acquisition. (ii) Any and all other Authorizations required by applicable Law from any Governmental Entity to proceed with the transactions contemplated hereby shall have been obtained by each of the Parties.

(e) Telecommunication Facilities and Equipment. Sellers shall have delivered to Parent and Buyer evidence reasonably satisfactory to the Parent and Buyer that no less than 100 DEZ Agreements have been executed and are in full force and effect and at least 50 projects to be implemented based on such agreements have been approved by the RosSvyazNadzor and no less than telecommunication installations on at least 2,600 buildings have been commissioned by RosSvyazNadzor.

(f) Legal Proceedings. No injunction shall be in effect prohibiting or restraining the transactions contemplated by this Agreement and no Action shall have been commenced or threatened by any Governmental Entity to restrain or challenge the transactions contemplated by this Agreement or seeking to obtain material damages from any of Buyer, Parent, any of their Affiliates, the Company or any of the Company Subsidiaries if such transactions are consummated.

(g) Execution of Related Agreements. Each of the Related Agreements shall have been duly entered into by all parties thereto (other than Parent and Buyer) and shall be in full force and effect as of the Closing.

(h) Third Party Consents. Duly executed copies of the following third party consents and approvals required in connection with the Acquisition, shall have been delivered to Parent and Buyer and shall be in form and substance satisfactory to Parent and Buyer: (1) VTB consent; (2) consents of each Seller waiving its right of first refusal in connection with the Acquisition; and (3) such other third party consents as are necessary in connection with the transactions contemplated hereby.

(i) Intercompany Accounts and Contracts. Effective immediately prior to the Closing:

(i) all amounts then payable by Sellers or any Affiliate to the Company or any Group Company shall have been repaid in full and evidence satisfactory to Parent and Buyer thereof shall have been delivered to Parent and Buyer and all contracts or agreements between any Group Company and any of Sellers and their respective Affiliates shall have been terminated to agreed to be terminated with the effect on Closing without cost or penalty to any Group Company;

(ii) all amounts due and payable to or from Mircom Trading Limited have been repaid by each relevant Group Company in full and evidence satisfactory to Parent and Buyer thereof shall have been delivered to Parent and Buyer, and all contracts or agreements shall have been terminated or agreed to be terminated with effect on Closing without any cost or penalty to any Group Company;

(j) Repayment of Indebtedness. Except for the Indebtedness which is contemplated to be repaid with the proceeds of the Buyer Loan, all Indebtedness of the Company or any Company Subsidiary owed to any of Sellers, Controlling Shareholder, or any of their respective Affiliates shall either be fully repaid, and to the extent, not repaid,

(i) converted into share capital of the Company, and

(ii) 100% of such Indebtedness not repaid or converted shall be fully assigned (with recourse against the assignor) by the holder thereof to Buyer or its designated Affiliate free of charge, and evidence of such extinguishment, conversion, or assignment satisfactory to Parent and Buyer shall have been delivered to Parent and Buyer.

(k) Dividends. No dividends shall have been declared or be due and payable in favor of any shareholder of the Company or any holder of any capital stock or other ownership, equity or membership interest of any Company Subsidiary.

(l) Delivery of Financial Statements. Sellers shall have complied with the provisions of Section 8.5.

(m) Divestiture. No Group Company shall own or hold any interest in LLC Corbina Media, CJSC Corbina Seti, OJSC Novotel, and (1) the word “Corbina” shall no longer be a part of their registered or trade name and none of such persons is entitled to use “Corbina” in their business for any purpose whatsoever, and (2) such interests shall have been fully and irrevocably divested without recourse to any Group Company.

(n) Escrow Account. The Parties shall have opened the Escrow Account.

(o) Confirmation Certificate. Buyer and Parent shall have received a certificate signed by the chief financial officer of each Seller, dated the Closing Date, to the effect that, to such officer’s knowledge, the conditions set forth in Section 6.1(a)-(n) hereof have been satisfied or waived.

Upon satisfaction of waiver of conditions set forth in Section 6.1(a)-(o) hereof, Buyer and Parent, acting jointly, shall promptly deliver to Sellers the joint Buyer/Parent Completion Notice.

Section 6.2 General Conditions Precedent to Sellers’ Obligations.

The obligations of Sellers to perform their respective obligations under this Agreement and the Related Agreements and to effect the Acquisition are subject to the satisfaction of the following conditions unless waived in writing (to the extent such conditions can be waived) by Sellers, as applicable:

(a) Accuracy of Representations. The representations and warranties of Parent and Buyer set forth in Articles IV and V hereof shall be true and correct on the Closing Date in all material respects and Buyer and Parent shall have each delivered to the Sellers a certificate to that effect, dated the Closing Date, and signed by an authorized representative of each of Buyer and Parent, provided, however, that this conditions shall be deemed to be satisfied provided that any breach of any representation or warranty individually or collectively is not, or reasonably likely not to result in, a Material Adverse Event.

(b) Performance of Covenants. Each and all of the covenants and agreements of Buyer and Parent to be performed or complied with prior to or on the Closing Date shall have been duly performed or complied with by Buyer and Parent in all material respects, as the case may be, and Buyer and Parent shall have each delivered to Sellers a certificate to that effect, dated the Closing Date, and signed by an authorized representative of each of Buyer and Parent.

(c) Governmental Approvals. (i) Buyer shall have obtained Authorization from the FAS required in order to carry out the Acquisition; and (ii) Any and all other Authorizations required by applicable law from any Governmental Entity to proceed with the transactions contemplated hereby shall be obtained by each of the Parties.

(d) Legal Proceedings. No injunction shall be in effect prohibiting or restraining the transactions contemplated by this Agreement and no Action shall have been commenced or threatened by any Governmental Entity to restrain or challenge the transactions contemplated by this Agreement or the Related Agreements or seeking to obtain material damages from Sellers if such transactions are consummated.

(e) Authorization of Acquisition. The Buyer/Parent Closing Resolutions shall have been provided to Sellers.

(f) No Parent Adverse Event. Since the Execution Date there shall not have been, with respect to the Parent, any Parent Adverse Event.

(g) Escrow Account. The Parties shall have opened the Escrow Account.

(h) Execution of Related Agreements. Each of the Related Agreements shall have been duly entered into by all parties thereto (other than Sellers and the Company) and shall be in full force and effect as of the Closing.

(i) Confirmation Certificate. Sellers shall have received a certificate signed by the chief financial officer of each Buyer and Parent, dated the Closing Date, to the effect that, to such officer’s knowledge, the conditions set forth in Section 6.2(a)-(h) hereof have been satisfied or waived.

Upon satisfaction of waiver of conditions set forth in Section 6.2(a)-(i) hereof, the Sellers acting jointly, shall promptly deliver to Buyer and Parent the joint Sellers’ Completion Notice.

Section 6.3 FAS. Buyer shall use its best efforts to obtain the required Authorization from FAS and Sellers shall use their best efforts to assist Buyer in obtaining such Authorization, provided that neither Party shall be required to divest any of its business or assets in connection therewith nor commit to any such divestiture nor commit to any condition or term that may have a material adverse effect on its business or its prospects.

ARTICLE VII

CONDUCT OF BUSINESS

Section 7.1 General.

(a) Sellers agree to cause each Group Company, prior to the Closing Date,

(i) to conduct its business in the ordinary course in accordance with present policies and as heretofore conducted, including, but not limited, to continuing of construction of Homenet with cash financing from the Company, operational cash flows and debt financing to be provided by Seller 1 in accordance with the Business Plan (or if provided, with the proceeds of the Bridge Financing);

(ii) to maintain or renew all existing Authorizations and to comply with all of the terms and conditions thereof;

(iii) Save for the Indebtedness to be repaid with the proceeds of the Buyer Loan, fully repay all loans or other Indebtedness owed by any Group Company to the Sellers or their Affiliates;

(iv) report to Parent, as and when requested, concerning the status of the business and operations of any Group Company.

(b) From and after the date hereof, and prior to the Closing Date, Sellers shall not permit any Group Company to engage in any of the following, without the prior written approval of Buyer and Parent (which consent shall not be unreasonably withheld or delayed) or except as envisaged herein:

(i) changing or altering its corporate structure or amending its charter documents or by-laws or other governing documents, or initiating or undertaking any liquidation or dissolution;

(ii) issuing or selling any shares of its capital stock, any ownership, membership or equity interests, or any other securities or issuing any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or entering into any contract, understanding or arrangement with respect to the issuance of, any ownership, membership or equity interests, any shares of its capital stock or any of its other securities, or entering into any arrangement or contract with respect to the purchase, redemption or voting of its ownership, membership or equity interests or shares of its capital stock, or adjusting, splitting, reacquiring, redeeming, combining or reclassifying any of its securities, or making any other changes in its capital structure;

(iii) directly or indirectly, establishing any new subsidiary, or making any equity investment in, or advancing any funds to, any Person involving an aggregate amount for all Group Companies in excess of US $50,000 (Fifty Thousand US Dollars) (or the equivalent thereof in any other currency);

(iv) incurring (contingently or otherwise) any Indebtedness, other than in the ordinary course of business, but in no event shall the aggregate of such amount incurred for all Group Companies in the aggregate exceed US $19,000,000 (Nineteen Million US Dollars) (or the equivalent thereof in any other currency) (provided that, for the avoidance of doubt, this provision shall not affect the determination of the Adjustment Amount);

(v) incurring (contingently or otherwise) any other obligation or liability except for normal operating purposes in the ordinary course of business but not in excess of US $500,000 (Five Hundred Thousand US Dollars) (but excluding liabilities provided for in the Business Plan);

(vi) declaring, setting aside or paying any dividends (in cash or in kind) on, or making any distributions in respect of, any capital stock or other ownership, membership or equity interests of any Group Company (except in case such dividends or distributions are due to another Group Company);

(vii) entering into, amending or affirmatively renewing or terminating any contract, commitment, lease (whether of Real Property or any personal (movable) property) or other agreement, except on an arm’s length basis and in the ordinary course of business;

(viii) guaranteeing or entering into any obligation to guarantee the obligation of any Person;

(ix) mortgaging, pledging or subjecting to any Lien, any of the assets, properties or business, except in connection with the financing approved by Buyer provided by reputable banks;

(x) selling or otherwise transferring or leasing any properties or assets or canceling any debt or claim or waiving any right, or purchasing or otherwise acquiring or leasing any properties or assets, in each case except in the ordinary course of business and in excess, individually, of US $100,000 (One Hundred Thousand US Dollars);

(xi) permitting to lapse any material right with respect to any Intellectual Property or other intangible asset used in the conduct of the business of any Group Company;

(xii) granting any increase in wages or salary rates or in employment, retirement, severance, termination or other benefits or paying any bonus, or making any loan to any officer, director or employee, and other than increases or bonuses in the ordinary course consistent with past practice or required by any agreement in effect as of the date of this Agreement and which is disclosed in any of the Schedules hereto, or entering into any employment contract with any Person (with compensation in excess of US$25,000 per annum), or adopting any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit or welfare of any employee of any Group Company;

(xiii) accelerating the collection of accounts receivable, delaying the payment of accounts payable or deferring maintenance and other expenses, reducing inventories, or otherwise increasing cash on hand, in a manner inconsistent with past practice or not in the ordinary course of business;

(xiv) paying or prepaying any Indebtedness, except as required or permitted by the existing debt instrument, this Agreement, or the Related Agreements;

(xv) making any tax election, settling or compromising any material liability for Taxes, preparing and filing tax returns or declarations other than in accordance with applicable Law and on a basis consistent with the Company’s and the Company Subsidiaries’ past practices or, other than in the ordinary course of business, engaging in any transaction or operating the business in a manner that would directly or indirectly result in any liability for Taxes of the Company or any of the Company Subsidiaries;

(xvi) making any material changes in the type or amount of the insurance coverages;

(xvii) making any material change in its accounting methods or practices; or

(xviii) agreeing, in writing or otherwise, to do any of the foregoing.

ARTICLE VIII

FURTHER AGREEMENTS AND ASSURANCES

Section 8.1 Government Filings and Approvals.

(a) Each of Sellers, Buyer, and Parent agrees to use its reasonable best efforts to comply promptly with all requests or requirements which applicable Law or any Governmental Entity may impose on them with respect to the transactions which are the subject of this Agreement. The reasonable best efforts of Sellers, Buyer, and Parent shall include, but shall not be limited to, a good faith response, in cooperation with one another, to all requests for information, documentary or otherwise, by any Governmental Entity; provided, however, that none of Sellers, Buyer, and Parent, nor any of their Affiliates, shall be required to divest any operations, assets or business in connection with the receipt of clearance of the transactions contemplated hereunder.

(b) Notwithstanding the generality of the foregoing, as promptly as practicable after the Execution Date, Buyer agrees to submit an application with the FAS seeking approval of the transactions contemplated hereunder.

Section 8.2 Corporate Investigation by Buyer and Parent.

Until the Closing Date (or termination of this Agreement in accordance with the terms hereof), Sellers shall give and shall cause the Company and the Company Subsidiaries to give to Buyer and Parent and their attorneys, accountants and other representatives, reasonable access during normal business hours to make or cause to be made such investigation of the properties and business of the Company and the Company Subsidiaries and of their financial and legal condition as Buyer or Parent may deem necessary or advisable to familiarize itself with such properties and business, provided that such investigation shall not interfere unnecessarily with normal operations. Sellers agree to furnish, and to cause the Company and the Company Subsidiaries to furnish, such financial and operating data and other information with respect to the business and properties of the Company and the Company Subsidiaries as Buyer or Parent shall from time to time reasonably request.

Section 8.3 Memorandum of Understanding.

Except as provided in Section 8.4(a), the memorandum of understanding, dated December 15, 2006, between Parent and Controlling Shareholder (the “Memorandum of Understanding”) is hereby terminated.

Section 8.4 Confidentiality.

(a) If the Acquisition is not consummated, then the confidentiality provisions contained in the Memorandum of Understanding shall continue to remain in full force and effect and the parties thereto shall remain obligated thereunder in accordance with the terms thereof.

(b) If the Acquisition is consummated, Sellers shall, and shall cause each of their respective Affiliates and each of their directors, officers, employees, agents, advisors (including financial advisors) and representatives (“Representatives”) to (i) maintain in confidence any and all Confidential Information and (ii) refrain from using any and all such Confidential Information for their own benefit or in competition with or otherwise to the detriment of Buyer, Parent, any of their Affiliates, the Company or any of the Company Subsidiaries.

(c) Sellers shall, and shall cause each of their respective Affiliates and each of their directors, officers, employees, agents, advisors (including financial advisors) and representatives (“Representatives”) of Sellers and their respective Affiliates to (i) maintain in confidence any and all Confidential Information and (ii) refrain from using any and all such Confidential Information for their own benefit or in competition with or otherwise to the detriment of Buyer, Parent, any of their Affiliates, the Company or any of the Company Subsidiaries.

(d) In addition to the obligations concerning the Confidential Information set out above, if the Acquisition is consummated, Sellers shall, and shall cause each of their respective Affiliates and each of the Representatives of Seller and their respective Affiliates to (i) maintain in confidence any and all information provided to Sellers, and their respective Affiliates or any of their Representatives concerning Parent or Buyer, or otherwise learned by Sellers and their respective Affiliates or any of their Representatives, in the course of the negotiation of this Agreement and the transactions contemplated hereby and through its due diligence investigation, and (ii) refrain from using any and all such information for its own benefit or in competition with or otherwise to the detriment of Buyer, or Parent, or any of their Subsidiaries or other Affiliates. It is understood that Sellers shall have no liability hereunder for disclosure or use of any such information which (i) is in or, through no fault of Sellers, their respective Affiliates, their respective Representatives or their Affiliates comes into the public domain, or (ii) was acquired by Sellers from other sources after the Closing, provided such sources are not, to Sellers’ knowledge, bound by any confidentiality agreement with Buyer, Parent or any Affiliate or Subsidiary thereof (including the Company and the Company Subsidiaries) or (iii)  Sellers are legally required to disclose.

Section 8.5 Preparation and Delivery of 2006 Audited Financial Statements and 2007 Interim Financial Statements.

Sellers hereby agree that Sellers shall use their respective reasonable efforts to deliver to Buyer and Parent:

(a) the 2006 Audited Financial Statements as soon as practicable after the date hereof and, in any case, prior to Closing; and

(b) within 20 (twenty) days after the end of each calendar quarter of 2007 ending prior to the Closing Date, the 2007 Interim Financial Statements for the relevant quarter, provided that the 2007 Interim Financial Statements for the first quarter of 2007 shall be delivered on May 15, 2007.

Section 8.6 Cooperation in Defense of Action.

In the event that on or before the Closing Date, any Seller shall become aware that the Company or any Company Subsidiary is threatened by, subject to or is liable to be subject to an Action, such Seller agrees to promptly notify Buyer and Parent to such effect and to cooperate fully and in good faith with Buyer and Parent in defending against or bringing a counterclaim in respect of such Action. In such event, Sellers further agrees to take (and to cause the Company and any Company Subsidiary to take, as required) all necessary steps, including without limitation executing any required legal instruments, in furtherance of defending the Company or any Company Subsidiary or bringing a counterclaim in respect of such Action.

Section 8.7 Best Efforts; Execution of Additional Documents.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to cause the Closing to occur.

(b) Without further consideration, within a reasonable period of time after the Closing, as and when requested by any Party, each Party shall execute and deliver, or cause to be executed and delivered, to the other Party or Parties all such documents and instruments, and shall take, or cause to be taken, all such other actions, as the first Party may reasonably deem necessary or desirable to evidence the consummation of the transactions contemplated by this Agreement and carry out any post-closing matters provided for hereunder.

(c) The Sellers shall use best efforts to procure that the Company complies with the roll-out plan set forth on Exhibit E.

Section 8.8 Insurance.

Until the Closing Date, Sellers shall maintain or cause the Company and the Company Subsidiaries to maintain in full force and effect all presently existing insurance coverage or equivalent substitutes therefor with respect to the Company and the Company Subsidiaries and their respective businesses, and will take no action that will cause a cancellation, or a lapse or reduction in benefits thereof. Sellers shall take such action as may be necessary to assure the availability to the Company and the Company Subsidiaries on or after the Closing Date of the full benefits of liability insurance purchased on an “occurrence basis” by Sellers and their respective Affiliates (other than the Company or any of the Company Subsidiaries) covering the Company and the Company Subsidiaries for the periods prior to the Closing Date, subject to the terms, conditions and limitations in such policies, and shall cooperate with Buyer and Parent in making any claims thereunder.

Section 8.9 Investment Covenants.

(a) Subject to paragraph (b) immediately below, Sellers agree that none of the Parent Shares will be offered or sold in the absence of registration under the Securities Act and any applicable state securities laws or, in the opinion of counsel acceptable to Parent, pursuant to an exemption from the registration requirements of the Securities Act and any applicable state securities laws. Sellers will not transfer any Parent Shares in violation of the provisions of any applicable federal, state or foreign securities laws. Sellers further agree that no hedging transactions involving the Parent Shares shall be conducted unless such transactions are conducted in compliance with the Securities Act and the Exchange Act.

(b) Save in connection with the Demand Registration (as defined in the Registration Rights Agreement and the VTB Pledge over Parent Shares), for a period of 6 (six) months after the Closing Date, Sellers will not offer, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Parent Shares or securities convertible into or exchangeable or exercisable for any of the Company Shares, or publicly disclose the intention to make any such offer, sale, pledge disposition or filing, without the prior written consent of Parent.

Section 8.10 Non-Interference.

None of Sellers nor any of their respective Affiliates shall,

(a) for a period of two years following the Closing Date,

(i) interfere with the Company’s or any Company Subsidiary’s relationship with, or endeavor to employ or entice away from the Company or any Company Subsidiary, any individual who at any time on or after the Execution Date was an employee of any Group Company, or

(ii) induce or attempt to induce by any means any customer, supplier or other business relation of any Group Company to cease doing business with the Company or any Company Subsidiary, or in any way interfere with the relationship between the Company and the Company Subsidiaries and their customers, suppliers and other business relations (except that conduct of ordinary business by MosCableCom, controlled directly or indirectly by an Affiliate of Ansley shall not be deemed to be in breach of Section 8.10(a));

(b) at any time after the date of this Agreement, directly or indirectly use, attempt to or permit any person (other than Seller or any Group Company) to use in the course of any business on its own account or in conjunction with or on behalf of any Person, any trade mark or service mark, trade name, design or logo (whether registered or not and including the scheduled Intellectual Property) used in the business of any Group Company (including the trade name “Corbina” or company name “Corbina” in any alphabet or transcription) or any other name, logo, trade or service mark or design which is or might be confusingly similar thereto.

Section 8.11 Additional Disclosure.

(a) Sellers shall promptly notify Parent of, and furnish Parent any information that it may reasonably request with respect to, the occurrence to the knowledge of any Seller, the Company and the Company Subsidiaries of any event or condition or the existence to the knowledge of any Seller of any fact that would cause any of the conditions to any Party’s obligation to consummate the purchase and sale of the Transferred Shares not to be fulfilled.

(b) Buyer or Parent shall promptly notify Sellers of, and furnish Sellers any information it may reasonably request with respect to, the occurrence to Buyer’s or Parent’s knowledge of any event or condition or the existence to the knowledge of Buyer or Parent of any fact that would cause any of the conditions to any Party’s obligation to consummate the purchase and sale of the Transferred Shares not to be fulfilled.

(c) Any agreements, contracts, leases, licenses, commitments or instruments of the Company or any Company Subsidiary entered into between the date hereof and Closing that would have been required to be listed on Schedule 3.17 if entered into prior to the date hereof shall be delivered to Parent and Buyer by Sellers promptly after being entered into and shall be deemed to be “Contracts” for the purposes of this Agreement.

Section 8.12 Conduct of Business by Parent.

From and after the date hereof, and prior to the Closing Date, Parent shall not engage in any of the following, without the prior written approval of Sellers:

(a) change or alter its corporate structure or amend its charter documents or by-laws or other governing or organizational documents, or initiate or undertake its liquidation or dissolution, except for internal corporate restructurings that do not result in the transfer of assets outside of the Parent group of companies; or

(b) take any action to delist its capital stock from NASDAQ.

Section 8.13 Execution of Related Agreements.

Sellers shall execute and deliver at the Closing each of the Related Agreements to which it is a party and shall cause the Company to execute and deliver at the Closing each of the Related Agreements to which it is a party.

Section 8.14 Cooperation on Tax Matters.

The Parties shall without further consideration reasonably cooperate with each other, and shall cause their respective Representatives to reasonably cooperate with each other in connection with the preparation of any Returns and conducting any tax audit or other proceedings in respect of Taxes. In the event of any tax audit, tax hearing or other such tax proceeding involving either the Company or any of the Company Subsidiaries for which either Buyer or Sellers may be liable under this Agreement, each Party shall provide reasonable notification to the other party prior to the commencement of such event, or if giving such notice is not reasonably practicable, then immediately upon commencement of any such event. During any such tax proceeding, each Party agrees to reasonably consult and take into account the views (in a manner consistent with positions taken prior to the Execution Date of the other Party. Each Party shall also have the right to request that a representative be present during such tax audit, tax hearing or other such tax proceeding.

Section 8.15 Foreign Corrupt Practices Act.

(a) The Parties represent and acknowledge that certain applicable Laws of both the Russian Federation and of the United States of America shall apply to the transactions contemplated by this Agreement. The Parties represent that each is familiar with the Act, and, in particular, with the provisions of the Act which prohibit the payment or giving anything of value either directly or indirectly by a representative of a company formed in a jurisdiction of the United States of America or as otherwise provided by the Act to an official of a foreign government (including political party officials and candidates for public office) for the purpose of influencing an act or decision in his or her official capacity, or inducing him or her to use his or her influence with the foreign government or any Governmental Entity thereof, to assist a company in obtaining or retaining business for or with, or directing business, to any Person.

(b) Each of Parent and Buyer covenants to Sellers, and Sellers covenant to each of Parent and Buyer, that it shall not take any action that would constitute a violation of the Act.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Indemnification by Sellers.

(a) Sellers shall severally and jointly indemnify, defend, save and hold each of Buyer and Parent and any of their Affiliates (including, after the Closing, the Company and any Company Subsidiary) and any of its and their respective directors, officers, employees or agents (“Parent Affiliates”) harmless from and against any and all damage, liability, loss, penalty, expense, assessment, judgment or deficiency of any nature whatsoever (including, without limitation, reasonable attorneys’ fees and expenses, consultants’ and investigators’ fees and expenses and other costs and expenses incident to any suit, action or proceeding) actually incurred or sustained by Buyer, Parent or any Parent Affiliate which shall arise out of or result from (i) any breach of any representation and warranty given or made by Sellers in Article III or in any certificate delivered by any of the Sellers under this Agreement or (ii)  the noncompliance with or nonperformance of any agreement, obligation or covenant of any of the Sellers under this Agreement.

(b) Unless otherwise provided for herein, in no event shall the total liability of Sellers in connection with all Claims under this Agreement exceed US$5,000,000 (Five Million US Dollars), except that:

(i) the liability of Sellers for breach of any Title Representations and Warranties shall not exceed the sum of

(1)	the aggregate notional purchase price of the Parent Shares obtained by multiplying the number of Parent Shares represented by the Stock Certificates by the per share price for such shares set out in Section 2.3; and

(2)	US$10,000,000 (Ten Million US Dollars); and

(ii) the liability of Sellers in connection with any Claim in relation to a breach of the Tax Representations and Warranties shall not exceed US$20,000,000 (Twenty Million US Dollars), provided that any Taxes-related claims against the Company or the Buyer arising out or in connection with the application of the proceeds of the Buyer’s Loan (whether or not in breach of the Tax Representations and Warranties) shall be fully indemnified by the Sellers and shall not be subject to the foregoing limitation and shall not reduce the liability of the Sellers for breach of the Tax Representations and Warranties provided for in this Section 9.1(b)(ii).

Section 9.2 Sellers Protections.

The following provisions shall apply to any claim brought by Buyer, Parent or any Parent Affiliate:

(a) Sellers are not liable in respect of an individual Claim unless the amount that would otherwise be recoverable from the Sellers in respect of that Claim exceeds US$10,000 (Ten Thousand US Dollars).

(b) Sellers are not liable in respect of a Claim unless and until the amount that would otherwise be recoverable from the Sellers in respect of that Claim, when aggregated with any other amount or amounts recoverable in respect of other Claims (excluding any amounts in respect of a Claim for which Sellers have no liability because of Section 9.2 (a) exceeds US$1,000,000 (One Million US Dollars) and in the event that the aggregated amounts exceed US$1,000,000 (One Million US Dollars) in which event the entire amount of such Claims shall be recoverable (subject to Section 9.1(b)).

(c) Sellers are not liable in respect of a Claim unless Buyer, Parent or any Parent Affiliate has given Sellers written notice of the Claim (stating in reasonable detail the nature of the Claim and, if practicable, the amount claimed):

(i) on or before the third anniversary of the Closing Date in respect of a Claim in connection with the Title Representations and Warranties or the Tax Representations and Warranties; and

(ii) on or before the first anniversary of the Closing Date in respect of any other Claim.

(d) Sellers are not liable in respect of a Claim to the extent that the matter giving rise to the Claim arises wholly or partially from an event on or before or after Closing Date at the request or direction of, a Parent Affiliate or an authorized agent or adviser of a Parent Affiliate.

(e) No Parent Affiliate is entitled to recover more than once in respect of any one matter giving rise to a Claim.

(f) Nothing in this Agreement restricts or limits each Parent Affiliate’s general obligation at law to mitigate any loss or damage which it may incur in consequence of a matter giving rise to a Claim.

Section 9.3 Indemnification by Parent and Buyer.

Each of Parent and Buyer, severally and jointly, will indemnify, defend, save and hold Sellers and any of their respective Affiliates and any of its or their respective directors, officers, employees or agents (“Sellers’ Affiliates”) harmless from and against any and all damage, liability, loss, penalty, expense, assessment, judgment or deficiency of any nature whatsoever (including, without limitation, reasonable attorneys’ fees and expenses, consultants’ and investigators’ fees and expenses and other costs and expenses incident to any suit, action or proceeding) actually incurred or sustained by any of Sellers or any of Sellers’ Affiliates which shall arise out of or result from (a) any breach of any representation and warranty given or made by Parent in Article IV or by Buyer in Article V herein or in any certificate delivered by Parent or Buyer under this Agreement, or (b) the noncompliance with or nonperformance of any agreement, obligation or covenant of Parent or Buyer under this Agreement , provided that none of the Sellers nor any Sellers’ Affiliate shall be entitled to recover any amount under this Section 9.3 unless and until the aggregate amount which Sellers and Sellers’ Affiliates are entitled to recover in respect of all then existing claims for indemnification exceeds US$1,000,000 (One Million US Dollars) (or the equivalent thereof in any other currency), in which event the entire amount of such claims shall be recoverable.

Section 9.4 Buyer and Parent Protections.

(a) Neither Buyer nor Parent nor any Parent Affiliate is liable in respect of a Claim to the extent that the matter giving rise to the Claim arises wholly or partially from an event on or before or after Closing Date at the request or direction of a Sellers’ Affiliate or an authorized agent or adviser of a Sellers’ Affiliate.

(b) No Sellers’ Affiliate is entitled to recover more than once in respect of any one matter giving rise to a Claim.

(c) Nothing in this Agreement restricts or limits each Sellers’ Affiliate’s general obligation at law or in equity to mitigate any loss or damage which it may incur in consequence of a matter giving rise to a Claim.

Section 9.5 Third-Party Claims.

(a) Reasonably promptly after service of notice of any Action by any third Person in any matter in respect of which indemnity may be sought from a Party pursuant to this Agreement, the Party in receipt of the Claim (the “Indemnified Party”) shall promptly notify the other Party (or Parties as the case may be) (the “Indemnifying Party”) of the receipt thereof. Failure to give such notice promptly shall not relieve the Indemnifying Party of its obligation hereunder.

(b) Unless the Indemnifying Party shall notify the Indemnified Party that the Indemnifying Party elects to assume the defense of any such Action or settlement thereof (such notice to be given as promptly as reasonably possible in view of the necessity to arrange for such defense (and in no event later than twenty (20) days following the aforesaid notice) and to be accompanied by an acknowledgment of the Indemnifying Party’s obligation to indemnify the Indemnified Party in respect of such matter), the Indemnified Party shall assume the defense of any such Action or settlement thereof. Such defense shall be conducted expeditiously (but with due regard for obtaining the most favorable outcome reasonably likely under the circumstances, taking into account costs and expenditures) and the Indemnifying Party or Indemnified Party, as the case may be, shall be advised promptly of all developments.

(c) If the Indemnifying Party assumes the defense, the Indemnified Party will have the right to participate fully in any such Action and to retain its own counsel, but the fees and expenses of such counsel will be at its own expense unless (i) the Indemnifying Party shall have agreed to the retention of such counsel or (ii) the named parties to any such Action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No settlement of a Claim by either Party shall be made without the prior written consent of the other Party (or Parties as the case may be), which consent shall not be unreasonably withheld or delayed.

(d) Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any such Action (and shall be liable for the fees and expenses of counsel incurred by the Indemnified Party in defending such matter) to the extent that the Action seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party subject to the same requirements referred to above for the Indemnifying Party when it is entitled to assume such defense and the Indemnified Party shall have the right to settle such matter without the prior written consent of the Indemnifying Party unless such settlement involves the payment of money, in which event the required prior written consent shall not be unreasonably withheld or delayed.

(e) Notwithstanding anything to the contrary in this Agreement, if Buyer or Parent shall in good faith determine that the conduct of the defense of any Action by any third Person subject to indemnification under this Agreement or any proposed consent to the entry of judgment, compromise or settlement of any such Action by a third Person by the Indemnifying Party would reasonably be expected to affect materially and adversely the ability of Buyer or Parent to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such Action by a third Person or any litigation thereto, then the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such Action by a third Person and the Indemnifying Party shall be responsible for all reasonable and documented expenses incurred by the Indemnified Party in connection therewith; provided, however, that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such Action by a third Person or litigation without the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

ARTICLE X

TERMINATION

Section 10.1 Mutual Agreement; Noncompliance or Nonperformance.

(a) In addition to the Parties’ right to terminate under Section 2.4, if a Party materially breaches any term or condition of this Agreement to be complied with at or before the Closing Date or the obligations of such Party become incapable of fulfillment prior to the Closing Date, and such breach or noncompliance shall not have been waived by the other Party or Parties hereto, then this Agreement may be terminated, the Closing Date shall not occur and the transactions contemplated hereby may be abandoned upon written notice by the non-breaching Party or the Party who has not failed to satisfy its conditions to Closing to the other Party, without prejudice to the terminating Party’s rights to claim damages, claim other relief, or seek indemnification under Article IX.

(b) This Agreement may be terminated at any time prior to the Closing by mutual written agreement of Parent, Buyer and Sellers.

Section 10.2 Effect of Termination.

If this Agreement is validly terminated pursuant to the terms hereof, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of either Party (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), provided, that the indemnification provisions of Article IX, the survival of representations and warranties in Section 11.4, the confidentiality provisions in Section 8.4, and the provisions with respect to expenses in Section 11.9 will continue to apply following any such termination; and provided further, that if termination is effected pursuant to Section 10.1(a) above, then the terminating Party shall retain the rights provided for therein.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Severability.

It is expressly understood and agreed that any condition or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the enforceability of the remaining terms and provisions hereof nor shall it affect the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 11.2 Integration.

This Agreement (including the Exhibits, Schedules, and Annexes hereto) constitutes the entire agreement and understanding of the Parties relating to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, relating to the subject matter hereof except for the Memorandum of Understanding to the extent provided in Section 8.4(a).

Section 11.3 Assignment.

This Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by Buyer or Parent without the prior written consent of Sellers or by any of Sellers without the prior written consent of Buyer and Parent; provided that Buyer may assign this Agreement to any wholly owned subsidiary of Parent so long as Buyer, before such assignment, notifies Sellers of the identity of such assignee in writing.

Section 11.4 Survival.

(a) The representations, warranties and covenants set forth in this Agreement are deemed repeated on each of the Execution Date and the Closing Date (unless specific dates are otherwise indicated in the text of such provisions and taking into account all of the facts and circumstances existing as of such dates). All representations and warranties contained in this Agreement (including the Exhibits, Schedules and Annexes hereto) or in any certificate delivered hereunder will be deemed to be representations and warranties under this Agreement as to the matters covered thereby. The representations, warranties and covenants set forth in this Agreement shall survive the Closing Date. Notwithstanding the foregoing, that if at the end of the relevant survival period set out in Article IX any Action is ongoing with respect to the breach of a representation and warranty the validity of which would otherwise have expired, then the applicable survival period set out in Article IX solely with respect to the disputed representation and warranty shall be automatically extended until the Action is fully and finally resolved.

Section 11.5 Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Section 11.6 Headings; Construction Rules.

In this Agreement, (a) the headings are included for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement; (b) the words “herein”, “hereby”, “hereunder”, “hereof” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used; and (c) any references herein to a particular Section, Exhibit or Schedule means a Section of, or an Exhibit or Schedule to, this Agreement unless another agreement is specified.

Section 11.7 Waiver; Requirement of Writing.

This Agreement cannot be changed or any performance, term or condition waived in whole or in part except by a writing signed by the party against whom enforcement of the change or waiver is sought. Other than with respect to receipt of any Authorization required under applicable Law, any term or condition of this Agreement may be waived at any time by the Party hereto entitled to the benefit thereof. No delay or failure on the part of any Party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder.

Section 11.8 Finder’s Fees; Brokers.

Sellers, Parent and Buyer each represent and warrant that there are no Claims (or any basis for any Claims) for brokerage commissions, finder’s fees or like payments in connection with this Agreement or the transactions contemplated hereby resulting from any action taken by it or on its behalf. Sellers shall indemnify and hold Buyer and Parent harmless and Parent and Buyer shall indemnify and hold Sellers harmless with respect to their respective representations and warranties set forth in this Section 11.8.

Section 11.9 Expenses.

Each of the Parties hereto shall pay, without right of reimbursement (except for the rights of indemnification provided in Article IX) from another Party or from the Company or any of the Company Subsidiaries, its own costs, Taxes as well as all the costs incurred by it incident to the preparation, execution and delivery of this Agreement and the performance of its obligations hereunder, whether or not the transactions contemplated by this Agreement shall be consummated.

Section 11.10 Notices.

Any notice, request, consent, waiver or other communication required or permitted hereunder shall be effective only if it is in writing and personally delivered or sent by facsimile or sent, postage prepaid, by registered or certified mail, return receipt requested, or by recognized overnight courier service, postage or other charges prepaid, and shall be deemed given when so delivered by hand or facsimiled, or when received if sent by mail or by courier, as follows:

If to Parent:
Golden Telecom, Inc.

2831 29th Street, NW Washington, D.C. 20008, USA

Attn:	Julia Marx

Fax: +1 (202) 332-4877

Telephone: +1 (202) 332-5997

with a copy to:

Moscow Representative Office of Golden TeleServices, Inc.

1, Kozhevnichesky Proezd, 2nd floor Moscow, 115114, Russia Attn:	General Counsel

Fax: +7 (495) 797-9306 Telephone: +7 (495) 967-1323 If to Buyer:
EDN Sovintel

1, Kozhevnichesky Proezd, 2nd floor

Moscow, 115114, Russia Attn:	General Counsel

Fax: +7 (495) 797-9306

Telephone: +7 (495) 967-1323

with a copy to:

Moscow Representative Office of Golden TeleServices, Inc.

1, Kozhevnichesky Proezd, 2nd floor Moscow, 115114, Russia Attn:	General Counsel

Fax: +7 (495) 797-9306

Telephone: +7 (495) 967-1323

If to Seller 1:

Registered office:
Diagorou 4,
Kermia House, 6th floor, Flat/Office 601,
P.C. 1097, Nicosia, Cyprus
Fax: +7 (495) 797-9306
Telephone: +7 (495) 967-1323

If to Seller 2:

Registered office:
MORGAN & MORGAN
Trust Corporation Limited,
P.O. Box 958, Pasea Estate,
Road Town, Tortola,
British Virgin Islands
Fax: +7 (495) 797-9306
Telephone: +7 (495) 967-1323

or such other person or address as the addressee may have specified in a notice duly given to the sender as provided herein.

Section 11.11 Applicable Law.

This Agreement will be construed and interpreted in accordance with and governed by the laws of the State of New York, United States of America.

Section 11.12 Dispute Resolution.

Any dispute, controversy or Claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules (the “Rules”) as at present in force. There shall be three arbitrators, with Parent and Buyer (or either of them if only one is a party to the arbitral proceedings) having the right to appoint one arbitrator, and Sellers having the right to jointly appoint one arbitrator, with the third arbitrator being selected by the two arbitrators appointed by the Parties, or upon any failure to select the third arbitrator within thirty (30) days from the date that the second of the party appointed arbitrators has been selected, then the third arbitrator shall be appointed as provided in the Rules. The seat and place of arbitration shall be New York City, New York, USA and the English language shall be used throughout the arbitral proceedings. Any arbitral award shall be final and may not be challenged in any other arbitral tribunals located in any other jurisdictions. The successful party shall have the right to enforce such arbitral award in any court of competent jurisdiction. The arbitral tribunal shall have authority to consider and include in any proceeding, decision or award any further dispute properly brought before it by the parties to the arbitration insofar as such dispute arises out of this Agreement, but, subject to the foregoing, no other parties or other disputes shall be included in, or consolidated with, the arbitral proceedings. All expenses connected with the arbitration, including legal fees and other fees, incurred by the parties when resolving disputes under this Agreement shall be payable in accordance with the arbitral award of the tribunal.

Section 11.13 No Insider Trading.

If any Party obtains material, nonpublic information about another Party or any of its Affiliates, businesses, subsidiaries or ventures in the course of the transaction contemplated by this Agreement, the Party in receipt of such information (the “Recipient”) agrees that neither the Recipient nor its representatives will trade, and that the Recipient will undertake reasonable precautions to disallow its representatives from trading, in the other Party’s securities (or the securities of any Affiliate of another Party) during such time as such information is material and nonpublic.

Section 11.14 Liability Joint and Several.

The liability of Sellers hereunder shall be joint and several.

Section 11.15	Public Announcements.

None of the Parties shall make any press release or public announcement with respect to the transactions contemplated hereby without (a) in the case of either of Buyer or Parent, obtaining the prior written approval of Sellers and (b) in the case of Sellers, obtaining the prior written approval of each of Buyer and Parent, except in each case as may be required by Law or by rules or regulations of securities exchanges. Approvals under this Section 11.15 shall not be unreasonably withheld or delayed.

Section 11.16 No Third-Party Beneficiaries.

Nothing in this Agreement will be construed as giving any Person, other than the Parties hereto, their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Stock Purchase Agreement has been validly executed and delivered by the duly authorized representatives of the Parties as of the Execution Date.

EDN SOVINTEL LLC

By: /s/ Jean-Pierre Vandromme
Name: Jean-Pierre Vandromme
Title: General Director

GOLDEN TELECOM, INC.

By: /s/ Jean-Pierre Vandromme
Name: Jean-Pierre Vandromme
Title: Chief Execute Officer

INURE ENTERPRISES LTD.

By: /s/ Marina Abramova
Name: Marina Abramova
Title: Authorized Representative

RAMBERT MANAGEMENT LIMITED

By: /s/ Marina Abramova
Name: Marina Abramova
Title: Authorized Representative

Annex A

Calculation of Closing Statement

1. On the next Business Day after the preparation of the final Closing Statement, Sellers shall notify Buyer of any item or items it wishes to dispute together with the reasons for such dispute and a list of proposed adjustments. If, by the expiry of such period of 10 (ten) Business Days, no such notice is received by the Buyer or Sellers have notified Buyer that there are no more items it wishes to dispute, the figure identified as the Closing Date Debt in the Closing Statement shall be taken to be the actual Closing Date Debt for the purposes of this Agreement.

2. If, in accordance with this schedule, notice is received by Buyer from Sellers in the form of a statement as to any item in dispute in relation to the Closing Statement, Buyer and Sellers shall attempt to agree in writing the item or items disputed by Sellers and any other item or items which, following receipt of notice of the items disputed by Sellers, the Buyer notifies Sellers that it wishes to adjust. If such item of items are not agreed in writing between Sellers and Buyer within 10 (ten) Business Days of the delivery to Sellers of Buyer’s statement, the item or items in dispute shall be determined by a reputable accounting firm selected by Buyer (provided that Buyer may not select an accounting firm that audits its own accounts or the accounts of the Parent or the Parent Affiliates) (the “Independent Accountants”).

3. The Closing Statement, adjusted to reflect the item or items either as agreed between Sellers and Buyer in writing or as determined by the Independent Accountants shall constitute the actual Closing Statement for the purposes of this Agreement.

4. The Independent Accounts shall act on the following basis:

(a)	the Independent Accounts shall act as experts and not as arbitrators;

(b)	the item or items in dispute shall be notified to the Independent Accountants in writing by Sellers and/or Buyer within 10 (ten) Business Days of the Independent Accountants’ appointment;

(c)	the Independent Accountants shall decide the procedure to be followed in the determination of the disputed item or items;

(d)	Sellers and Buyer shall each provide and Buyer shall procure that the Company and its Subsidiaries shall provide the Independent Accountants promptly with all information which they reasonably required and the Independent Accountants shall be entitled (to the extent they consider it appropriate) to base their opinion on such information and on the accounting and other records of the relevant Group Company;

(e)	the determination of the Independent Accountants shall (in the absence of manifest error) be final and binding on the parties; and

5. The costs of the determination, including fees and expenses of the Independent Accountants, shall be borne equally as between Sellers and Buyer by Sellers.

Exhibit F

TERMS OF THE LOANS

PART A: PRINCIPAL TERMS OF BRIDGE FINANCING

Lender	Buyer

Borrower	the Company

Amount Up to $6,000,000, to be applied for Capital Expenditure Requirements in May and June 2007 only

Availability Earlier of May 1, 2007 or Closing Date

Maturity Earlier of July 1, 2007 or Closing Date, provided that where Closing Date occurs prior to July 1, 2007, then in 20 Business Days after the Closing Date;

Repayment Guarantor Security Interest Rate Interest Payment	Bullet on Maturity Seller 1 None LIBOR + 550 bps On Maturity

Where LIBOR means the rate, rounded to the nearest four decimal places downwards (if the digit displayed in the fifth decimal place is 1, 2, 3 or 4) or upwards (if the digit displayed in the fifth decimal place is 5, 6, 7, 8 or 9) displayed as the British Bankers’ Association Interest Settlement Rate on the Telerate Screen or the Reuters Screen, for deposits in US Dollars of amounts equal to the amount of the loan for a period equal in length to [one month].

PART B: PRINCIPAL TERMS OF BUYER LOAN

Lender	Buyer
BorrowerThe Company and/or ZAO Investelectrosvyaz
Amount	$45,000,000
Availability	Closing Date
Maturity	December 31, 2008
Repayment	Bullet on Maturity
Covenants	Standard for Unsecured Loans
Defaults	Standard for Unsecured Loans
Security	None
Interest Rate	LIBOR + 550 bps
Interest Payment	Monthly

Where LIBOR means the rate, rounded to the nearest four decimal places downwards (if the digit displayed in the fifth decimal place is 1, 2, 3 or 4) or upwards (if the digit displayed in the fifth decimal place is 5, 6, 7, 8 or 9) displayed as the British Bankers’ Association Interest Settlement Rate on the Telerate Screen or the Reuters Screen, for deposits in US Dollars of amounts equal to the amount of the loan for a period equal in length to one month.